Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 5, 2006,

Among

RIV ACQUISITION HOLDINGS INC.

RIV ACQUISITION INC.

and

RIVIERA HOLDINGS CORPORATION

-i-

-ii-

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EXHIBIT	.

EXHIBIT A	Deposit Escrow Agreement

-iv-

INDEX OF DEFINED TERMS

Defined Term	Section
“affiliate”	Section 10.03(a)
“Agreement”	Preamble
“Articles of Merger”	Section 1.03
“Board Committee”	Section 10.03(b)
“Board of Directors”	Recitals
“business day”	Section 10.03(c)
“Certificate”	Section 2.02
“Closing”	Section 1.02
“Closing Date”	Section 1.02
“Code”	Section 2.03(h)
“Colorado Gaming Authorities”	Section 10.03(d)
“Commonly Controlled Entity”	Section 4.09(a)
“Company”	Preamble
“Company Benefit Agreements”	Section 4.09(b)
“Company Benefit Plans”	Section 4.09(a)
“Company By-laws”	Section 4.01(a)
“Company Charter”	Section 4.01(a)
“Company Common Stock”	Section 2.01(b)
“Company Schedule”	Article IV
“Company Employees”	Section 7.09(a)
“Company Intellectual Property”	Section 4.16(b)
“Company Leased Properties”	Section 4.15(a)
“Company Material Adverse Effect”	Section 10.03(e)
“Company Material Contracts”	Section 4.14(a)
“Company Owned Properties”	Section 4.15(a)
“Company Properties”	Section 4.15(a)
“Company SEC Documents”	Section 4.05(a)
“Company Stockholder Approval”	Section 4.03(c)
“Company Stockholders Meeting”	Section 7.02
“Company Subsidiaries”	Section 4.01(a)
“Confidentiality Agreements”	Section 10.03(f)
“Consent”	Section 4.04(b)
“Contract”	Section 4.04(a)
“Controlling Parties”	Section 10.03(g)
“Covered Employees”	Section 10.03(h)
“Current D&O Policy”	Section 7.08(b)
“Current Premium”	Section 7.08(b)
“Delinquent”	Section 4.15(b)
“Deposit”	Section 3.01
“Deposit Amount”	Section 3.01
“Deposit Escrow Agreement”	Section 3.01
“Development”	Section 7.04(a)
“Development Notice”	Section 7.04(a)

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“Directors’ Option Plan”	Section 10.03(i)
“Directors’ Options”	Section 10.03(j)
“Directors’ Option Shares”	Section 4.02(a)
“$”	Section 10.03(k)
“Effective Date”	Section 1.03
“Effective Time”	Section 1.03
“Environmental Claim”	Section 4.13(b)(i)
“Environmental Laws”	Section 4.13(b)(ii)
“Environmental Permits”	Section 4.13(a)(ii)
“ERISA”	Section 4.10(b)
“Escrow”	Section 3.01
“Escrow Agent”	Section 3.01
“Escrow Fees”	Section 10.03(l)
“ESOP”	Section 7.09(a)
“Exchange Act”	Section 4.04(b)
“Exchange Fund”	Section 2.03(a)
“Excluded Shares”	Section 2.01(b)
“Extension Notice”	Section 10.03(m)
“Filed Company SEC Document”	Article IV
“Financing Commitment”	Section 10.03(n)
“Foothill Credit Facility”	Section 6.01(a)(xi)
“GAAP”	Section 4.05(c)
“Gaming Approvals”	Section 7.17(b)
“Gaming Authorities”	Section 10.03(o)
“Gaming Laws”	Section 10.03(p)
“Governmental Entity”	Section 4.04(b)
“Hazardous Materials”	Section 4.13(b)(iii)
“HSR Act”	Section 4.04(b)
“Indemnified Parties”	Section 7.08(a)
“Indenture”	Section 10.03(q)
“Indenture Obligation”	Section 7.16(a)
“Indenture Provisions”	Section 7.16(a)
“Intellectual Property”	Section 4.16(a)
“Judgment”	Section 4.04(a)
“Knowledge of the Company”	Section 10.03(r)
“Knowledge of the Controlling Parties”	Section 10.03(s)
“Law”	Section 4.04(a)
“Lease”	Section 4.15(i)
“Liens”	Section 4.02(a)
“Major Lease”	Section 8.02(g)(i)
“Maximum Premium”	Section 7.08(b)
“Merger”	Recitals
“Merger Consideration”	Section 2.01(c)
“Merger Sub”	Preamble
“Mortgage Title Insurance Policy”	Section 4.15(c)
“Nevada Gaming Authorities”	Section 10.03(t)
“Nevada Law”	Section 1.01

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“Note Acquisition Deadline”	Section 7.16(c)
“Note Funding”	Section 7.16(d)
“Noteholder Consent”	Section 7.16(b)(i)
“Noteholders”	Section 7.16(b)(i)
“Officers”	Section 8.02(a)
“Opco”	Section 10.03(u)
“Options”	Section 2.04(a)
“Option Plans”	Section 2.04(a)
“Option Price”	Section 2.04(a)
“Option Shares”	Section 6.01(a)(iii)
“Other Stock Plan”	Section 2.04(b)
“Outside Date”	Section 9.01(b)(i)
“Parent”	Preamble
“Parent Benefit Plans”	Section 7.09(a)
“Parent’s Applicants”	Section 10.03(v)
“Participant”	Section 4.09(a)
“Paying Agent”	Section 2.03(a)
“Permits”	Section 4.12
“Permitted Liens”	Section 4.15(b)
“person”	Section 10.03(w)
“Progress Certificate”	Section 7.17(b)(iii)
“Property Restrictions”	Section 4.15(b)
“Proxy Statement”	Section 4.04(b)
“Regulatory Action”	Section 10.03(x)
“Regulatory Filing”	Section 7.17(b)(i)
“Reimbursement Agreements”	Section 4.15(l)
“Release”	Section 4.13(b)(iv)
“Representatives”	Section 10.03(y)
“Retirement Account Disbursement”	Section 10.03(z)
“Sarbanes-Oxley Act”	Section 4.05(b)
“SEC”	Section 4.04(b)
“Secretary of State”	Section 1.03
“Securities Act”	Section 4.05(b)
“Senior Notes”	Section 7.16(a)
“Severance Compensation”	Section 10.03(aa)
“Solicitation Documents”	Section 7.16(b)(ii)
“Subsidiary”	Section 10.03(bb)
“Superior Proposal”	Section 6.02(e)
“Surviving Corporation”	Section 1.01
“Tail Coverage”	Section 7.08(b)
“Tail Policy”	Section 7.08(b)
“Takeover Proposal”	Section 6.02(e)
“Taxes”	Section 4.08(a)
“Tax Return”	Section 4.08(a)
“Taxing Authority”	Section 4.08(a)
“Termination Fee”	Section 9.02(b)
“Third Party”	Section 4.15(m)

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“Third Party Licenses”	Section 4.16(c)
“Topping Fee”	Section 9.02(c)
“Transactions”	Section 1.01
“Transfer Taxes”	Section 7.14(a)
“2005 Option Plans”	Section 10.03(cc)
“Voting Company Debt”	Section 4.02(a)
“WARN Act”	Section 4.20
“Westerman Stock Purchase Agreement”	Section 4.02(b)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2006 (this “Agreement”), is entered into by Riv Acquisition Holdings Inc., a Delaware corporation (“Parent”); Riv Acquisition Inc., a Nevada corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent; and Riviera Holdings Corporation, a Nevada corporation (the “Company”).

R E C I T A L S:

WHEREAS, the board of directors of the Company (the “Board of Directors”) and the respective boards of directors of Parent and Merger Sub have approved and declared advisable this Agreement, providing for the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (“Nevada Law”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Nevada Law. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transactions.”

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Gordon & Silver, Ltd., 3960 Howard Hughes Parkway, 9th Floor, Las Vegas, Nevada 89109 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 8.01, or, if on such day any condition set forth in Section 8.02 or 8.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature or by the terms of this Agreement are to be satisfied at or after the Closing), but subject to the fulfillment or, to the extent permitted by Law, waiver of those by parties entitled to the benefits thereof, or at such other place, time and date as shall be agreed in writing by Parent, Merger Sub and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and by the Closing Date the Company shall file with the Secretary of State of the State of Nevada (the “Secretary of State”), articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) executed in accordance with the relevant provisions of Nevada Law and shall make all other filings or recordings required under Nevada Law to effect the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State, or at such later time as Parent, Merger Sub and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time” and the date upon which the Effective Time occurs being the “Effective Date”).

Section 1.04 Effect of the Merger. The Merger shall have the effects set forth in Section 92A.250 of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.06 Articles of Incorporation; By-Laws. (a) Unless otherwise determined by Merger Sub and reported to the Company before the Closing Date, the articles of incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with such articles of incorporation and applicable Law.

(b) The by-laws of Merger Sub, as in effect immediately before the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the articles of incorporation of the Surviving Corporation and such by-laws.

Section 1.07 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earliest of their resignation, their removal or the election and qualification of their respective successors, as the case may be.

Section 1.08 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation, their removal or the appointment and qualification of their respective successors, as the case may be.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or their respective stockholders, the shares of stock of the constituent corporations shall be converted as follows:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each issued and outstanding share of common stock, par value $.001 per share, of the Company (“Company Common Stock”) that is owned by the Company, a Company Subsidiary, Parent or Merger Sub or held in the treasury of the Company (collectively, “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares) shall be converted into the right to receive Seventeen Dollars ($17.00) in cash following the Effective Time (the “Merger Consideration”).

Section 2.02 Cancellation and Retirement of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than any shares owned by Parent or any Subsidiary of Parent other than Merger Sub) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 2.03 Exchange of Certificates. (a) Paying Agent. Prior to the Company’s mailing of the Proxy Statement, Merger Sub shall select a bank or trust company to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of Certificates. Parent shall cause the Surviving Corporation to provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to

Section 2.01(c) (such cash being referred to as the “Exchange Fund”), upon surrender of Certificates. Any and all interest earned on such funds made available to the Paying Agent pursuant to this Agreement shall be paid to Parent. The Exchange Fund may not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to all holders of record of Certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and which were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for surrendering Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, each of the holders of such Certificates shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock theretofore represented by such Certificates pursuant to the provisions of this Article II, and each of the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate has been properly endorsed or otherwise is in proper form for transfer and the person requesting such payment pays any transfer taxes or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article II; provided, however, that Parent or the Paying Agent may require the delivery of a reasonable indemnity or bond against any claim that may be made against the Surviving Corporation with respect to such Certificate or ownership thereof.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in exchange for the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, with a record date prior to the Effective Time, that may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this

Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. After the Effective Time, any Certificates that are presented to the Surviving Corporation or the Paying Agent for any reason shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock prior to the Merger who has not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for payment of its claim for the Merger Consideration and only as general creditors in respect of such claim.

(f) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash in the Exchange Fund, as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 2.04 Stock Plans. (a) Options. The Company shall take all actions necessary to provide that at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock, whether granted under any of the Company’s stock option plans referred to in Section 4.02(c) (the “Option Plans”) or otherwise (collectively, the “Options”), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, the Surviving Corporation shall pay to the holder of each such Option an amount (subject to any applicable withholding tax) in cash, without interest, equal to the product of (A) the excess of the Merger Consideration over the per share exercise price of such Option and (B) the number of shares of Company Common Stock subject to such Option (such amount being referred to as the “Option Price”). The Company shall take all actions necessary to ensure that the cancellation of each Option in exchange for the Option Price shall be deemed a release of any and all rights the holder had or may have had in respect of such Option.

(b) Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Option Plans to terminate by not later than the Effective Time and shall provide for the payment of any benefit due under such Option Plans in cash; (ii) the Company shall cause the provisions of any other plan, program or arrangement that currently provides or previously provided for the issuance or grant by the Company of any interest in respect of the capital stock of the Company, or for payments based on the value of the capital stock of the Company (each such other plan being referred to as an “Other Stock Plan”), to terminate by not later than the Effective Time and shall provide for the payment of any benefit due under such Other Stock Plans in cash; and (iii) the Company shall take all actions necessary to ensure that following the Effective Time no holder of Options nor any participant in the Option Plans or in any Other Stock Plan shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

ARTICLE III

DEPOSIT

Section 3.01 Deposit. Contemporaneously with its execution of this Agreement, Parent shall deposit with Wilmington Trust Corp. (the “Escrow Agent”), by wire transfer of immediately available funds, Fifteen Million Dollars ($15,000,000) (such amount, as may be increased pursuant to Section 9.01(b)(i), being the “Deposit”) to be held in an escrow account established with the Escrow Agent (the “Escrow”) pending the Closing in accordance with the terms of an escrow agreement, a copy of which is appended hereto as Exhibit A (the “Deposit Escrow Agreement”). At the Closing, the Deposit and any income thereon, but less the Escrow Fees under the Deposit Escrow Agreement (the “Deposit Amount”), shall be returned to Parent, or to such person as Parent may direct, by wire transfer of immediately available funds to such account as Parent designates in writing to the Escrow Agent prior to the Closing. In the event of a termination of this Agreement prior to the Closing, Parent’s or the Company’s entitlement to the Deposit Amount shall be determined under Section 9.02.

Section 3.02 Investment of Deposit. The Deposit shall be held by the Escrow Agent in one or more interest-bearing accounts or, if the parties so instruct in writing, used to purchase (i) direct obligations of the United States or any agency thereof, (ii) certificates of deposit issued by Bank of America, N.A. or Citibank, N.A. or (iii) commercial paper given the highest rating by a nationally recognized credit rating agency; provided, however, that the Deposit will not be invested in any manner which would result in any portion of the Deposit and any income thereon not being immediately available for release.

Section 3.03 Opening of and Operation of Escrow. Concurrently with the execution of this Agreement, Parent and the Company shall open the Escrow with the Escrow Agent by delivery of a fully executed copy of this Agreement and the Deposit Escrow

Agreement to the Escrow Agent and by Parent’s delivery of the Deposit to an account designated in writing by the Escrow Agent. This Agreement and the Deposit Escrow Agreement shall constitute joint escrow instructions to the Escrow Agent with respect to the Deposit. In addition, Parent and the Company agree to execute and be bound by such other reasonable and customary escrow instructions as may be necessary or reasonably required by the Escrow Agent or the parties hereto in order to consummate the Transactions, or otherwise to distribute and pay the funds held in the Escrow as provided in this Agreement and the Deposit Escrow Agreement; provided that such escrow instructions are consistent with the terms of this Agreement and the Deposit Escrow Agreement. In the event of any inconsistency between (x) any such supplemental escrow instructions and this Agreement and (y) the Deposit Escrow Agreement and this Agreement, then the terms and provisions of this Agreement shall control, absent an express written agreement by the parties hereto to the contrary which acknowledges this Section 3.03. Parent and the Company hereby designate the Escrow Agent as the “reporting person” for the Transactions pursuant to Section 6045(e) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in that certain disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure schedule relates) dated as of the date of this Agreement, from the Company to Parent and Merger Sub and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Schedule”) or in any Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), the Company represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization, Standing and Power. (a) Each of the Company and its Subsidiaries (“Company Subsidiaries”) is duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to conduct its business as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for failures to be so qualified or licensed or to be in good standing which, individually or in the aggregate, would not reasonably be likely to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”) and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

(b) A true and complete list of the Company Subsidiaries and the percentage of each Company Subsidiary’s outstanding equity interests owned by the Company or another Company Subsidiary is set forth in Section 4.01(b) of the Company Schedule.

Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. At the close of business on March 30, 2006, (i) 12,451,755 shares of Company Common Stock (including 191,022 shares held under a deferred compensation plan in a rabbi trust for the benefit of five participants but excluding shares referred to in the following clause (ii)) were issued and outstanding, (ii) 4,668,069 shares of Company Common Stock were held in treasury by the Company, (iii) 216,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Option Plans and (iv) 54,000 shares of Company Common Stock were reserved for issuance upon the exercise of the Directors’ Options (the “Directors’ Option Shares”). Except as set forth above, at the close of business on March 30, 2006, no shares of capital stock or other voting securities of the Company, and no securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company, were issued, reserved for issuance or outstanding, except that: (x) Robert Vannucci, president of Riviera Operating Company, a Nevada corporation and a Company Subsidiary, pursuant to the terms of his employment Agreement, is entitled to receive (A) in his sole discretion, either $25,000 or shares of Company Common Stock with a value equal to $25,000 on the first business day of each calendar quarter, and (B) an amount equal to his annual incentive bonus, in his sole discretion, either in cash or in shares of Company Common Stock with a value equal to such amount), (y) non-employee directors of the Company may elect to receive their director fees in the form of shares of Company Common Stock and (z) a total of 1,150,000 shares of Company Common Stock (including the Directors’ Option Shares) have been reserved for issuance under the 2005 Option Plans. The Company shall make all reasonable efforts to have Robert Vannucci and the Company’s non-employee directors accept cash in the exercise of their respective rights described in the immediately preceding clauses (x) and (y). Between December 31, 2005 and the date of this Agreement, no shares of capital stock or other voting securities of the Company, and no securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company, were issued by the Company, except for shares of Company Common Stock issued upon the exercise of Options outstanding as of December 31, 2005. There are no outstanding stock appreciation rights linked to the price of Company Common Stock and granted under the Option Plans or otherwise by the Company or any Company Subsidiary. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and not subject to or issued in violation of any right of first refusal, preemptive right, subscription right or any similar right under any provision of Nevada Law, the Company Charter, the Company By-laws or any Contract to which the Company is a party. All outstanding shares of Company Common Stock were issued, and all such shares that may be issued prior to the Effective Date will be when issued, free and clear of all liens, security interests pledges, agreements, claims, charges or encumbrances (collectively “Liens”) and will be delivered free and clear of all Liens other than such Liens as may be created by the holders thereof. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind by which the Company or any Company Subsidiary is bound obligating the Company or any Company Subsidiary to issue, deliver or sell additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary.

(b) All of the outstanding capital stock of each of the Company Subsidiaries is .duly authorized, validly issued, fully paid and nonassessable and is owned by the Company or a Company Subsidiary free and clear of any Liens. There are no existing options, calls, warrants or similar rights, agreements, arrangements or commitments relating to the capital stock or other securities of any Company Subsidiary. Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in any other corporation, partnership or other business association or entity. Neither the Company nor any Company Subsidiary is under any obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership or other business association or entity.

(c) Section 4.02(c) of the Company Schedule sets forth a true, complete and correct list of all Directors’ Options and outstanding Options; the number of shares of Company Common Stock subject to each such Option; the grant dates, expiration dates, exercise price and vesting schedule of each such Option; the name of the holder of each Option; and all stock option plans of the Company pursuant to which any outstanding Options were granted or under which any shares of Company Common Stock have been reserved for issuance. No option agreement contains terms that are in any material respect inconsistent with, or in addition to, the terms contained in the Company’s standard forms of Option agreements set forth in Section 4.02(c) of the Company Schedule.

Section 4.03 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against the Company in accordance with its terms.

(b) The Board of Directors, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement and approving and declaring advisable the Merger and the other Transactions, (ii) declaring that it is in the best interests of the Company’s stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (iii) approving this Agreement, the Merger and the other Transactions for purposes of Nevada Law, (iv) directing that this Agreement be submitted to a vote at a meeting of the Company’s stockholders, (v) providing the requisite waivers or approvals for Parent and its affiliates under Article III, Section 7 of the Company Charter, Sections 78.411-78.444 and 78.378-78.3793 of Nevada Law, and any other potentially applicable anti-takeover or similar statute or regulation with respect to the Merger, and the other Transactions, the transactions contemplated by the Stock Purchase Agreement, dated as of December 22, 2005, among Flag Luxury Riv. LLC, Rivacq LLC, High Desert Gaming LLC, William L. Westerman and The William L. Westerman 2004 Revocable Family Trust (the “Westerman Stock Purchase Agreement”) and (vi) recommending that the holders of the Company Common Stock approve this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 6.02(b). Provided that the Company Common Stock is traded on the American Stock Exchange or similar national stock exchange, the holders of Company Common Stock are not entitled to dissenters rights under Section 92A.380 of Nevada Law, as in effect as of the date hereof, or any other appraisal rights or similar rights as a result of the Merger or any of the other Transactions.

(c) The affirmative vote of holders of 60% of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Common Stock necessary to approve this Agreement, the Merger and the other Transactions. No state takeover statute or similar statute or regulation is applicable to the Merger or any of the other Transactions.

Section 4.04 No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, (i) conflict with or violate any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, (ii) violate or conflict with the articles of incorporation or by-laws or equivalent organizational documents of the Company or any Company Subsidiary, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a Lien on any of the properties or assets (whether owned, leased or managed) of the Company or any of the Company Subsidiaries pursuant to, any agreement, note, bond, contract, permit, lease, mortgage, indenture, license, franchise or other instrument (a “Contract”) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties (whether owned, leased or managed) are bound, except for, in the case of clause (iii) above, (y) conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect and (z) the Retirement Account Disbursement.

(b) No consent, approval, qualification, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any domestic or foreign government (whether local, municipal, state, provincial, federal or otherwise) or any court, administrative agency or commission or other governmental or regulatory authority or agency or instrumentality, domestic or foreign (a “Governmental Entity”)) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger and the other Transactions, other than (i) the pre-merger notification and report requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the filing with the United States Securities and Exchange Commission (the “SEC”) of (A) a proxy or information statement relating to the approval of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Articles of Merger with the Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) any filings as may be required under applicable Gaming Laws, (v) such filings as may be required in connection with the Taxes described in Section 7.14, and (vi) any filings required under the rules or regulations of the American Stock Exchange.

Section 4.05 SEC Documents; Undisclosed Liabilities. (a) The Company has timely filed with the SEC, all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed with the SEC by the Company since January 1, 2003 (collectively, the “Company SEC Documents”). No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file or furnish any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. Except to the extent that information contained in any Filed Company SEC Document has been revised or superseded by a later Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and the Company Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments) The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has disclosed, based on the most recent evaluation by the chief executive officer and the chief financial officer of the Company, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) As of the date hereof, the Company has not identified any material internal control deficiencies which shall not have rectified prior to the Closing. To the Knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when first due.

(f) Except as disclosed in any Filed Company SEC Document, and except for liabilities and obligations that would not be reasonably likely to have a Company Material Adverse Effect and were incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company SEC Documents filed prior to the date of this Agreement, the Company and the Company Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

Section 4.06 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by, or on behalf of, Parent or Merger Sub in writing for inclusion in the Proxy Statement. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, including the Proxy Statement, will comply as to form, in all material respects, with the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein.

Section 4.07 Absence of Certain Changes or Events. From the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement:

(a) the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consist with past practice;

(b) there has not been any state of facts, event, change, effect or development that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and

(c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(a), other than the covenants set forth in Section 6.01(a)(xxiv) and Section 6.01(a)(xxv).

Section 4.08 Taxes. As used in this Agreement:

(a) “Taxes” means all (i) federal, state and local, domestic and foreign, taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, minimum or alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b) Except as disclosed in Section 4.08(b) of the Company Schedule, the Company and each Company Subsidiary have timely filed or have caused to be timely filed on its behalf, taking into account all duly filed extensions of time, and with respect to Tax Returns the due date for filing of which is after the date of this Agreement and before the Closing Date, will file timely or cause to be filed timely, all material Tax Returns and take reasonable efforts to timely file or cause to be timely filed all other non-material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable law for each taxable year with respect to which the relevant statute of limitations remains open. All such Tax Returns are, and with respect to Tax Returns the due date for filing of which is after the date of this Agreement and before the Closing Date, will be, true complete and correct in all material respects. The Company and each Company Subsidiary have timely paid, and with respect to Taxes required to be paid after the date of this Agreement and before the Closing Date, will timely pay, all material Taxes and take reasonable efforts to timely pay all other Taxes due from it with respect to the taxable periods covered by such Tax Returns and will timely pay all material Taxes and take reasonable efforts to timely pay all other Taxes for which the Company and each Company Subsidiary are liable, and the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such balance sheet. Neither the Company nor any Company Subsidiary has any liability for any Taxes of any person other than itself or any other affiliated group of which the Company is the parent (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign, law), (ii) as a transferee or successor or (iii) by contract or otherwise.

(c) The Company has not received any written notice of any audit or examination of any Company Subsidiary by any Taxing Authority and to the Knowledge of the Company, no such audit or examination is pending or threatened. Except as set forth on Section 4.08(c) of the Company Schedule, no written or unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary. Any material deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes alleged to be due and owing by the Company or any Company Subsidiary. Section 4.08(c) of the Company Schedule sets forth the dates of the most recent audits or examinations, if any, of the Tax Returns of the Company or any Company Subsidiary by any Taxing Authority in respect of all taxable periods for which the statute of limitations has not yet expired.

(d) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary.

(e) No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except statutory liens for Taxes not yet due.

(f) Except for agreements solely between or among the Company and any Company Subsidiaries, copies of which have been delivered to Parent, neither the Company nor any Company Subsidiary is a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(g) The Company and each Company Subsidiary have complied in all material respects with all applicable statutes, ordinances, laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code, and comparable provisions of any state, local and foreign laws) and have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Law.

(h) Neither the Company nor any Company Subsidiary has made (i) an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) a similar election under any comparable provision of any federal, state, local or foreign tax Law.

(i) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (as those terms are used in Section 355(a)(1)(A) of the Code) in any distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code within the three-year period ending on the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary is, or has ever been, a personal holding company (as such term is used in Section 542 of the Code) or a foreign personal holding company (as such term is used in Section 552 of the Code).

(k) Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

Section 4.09 Absence of Changes in Benefit Plans. (a) From the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified, or agreed or committed to amend or modify, any collective bargaining agreement or any employment bonus, pension, profit-sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, performance, retirement, thrift, savings, stock bonus, paid time off, vacation, severance, disability, death benefit, hospitalization, medical or other welfare benefit or other plan, program, arrangement or understanding, maintained, contributed to or required to be maintained or contributed to by, or with respect to which any liability exists to, the Company or any Company Subsidiary or any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”), in each case providing benefits or compensation to any current or former employee, officer, director or independent contractor of the Company, or any Company Subsidiary or any Commonly Controlled Entity (each, a “Participant”) and whether or not subject to United States law (collectively, “Company Benefit Plans”) or has made any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan, or any change in the manner in which contributions to any Company Benefit Plan are made or the basis on which such contributions are determined, other than (i) changes required by any collective bargaining agreement to which the Company or any Company Subsidiary is a party and (ii) the Company’s adoption of the 2005 Option Plans. Between December 31, 2004 and the date of this Agreement, the Company has not adopted, amended, modified, or agreed or committed to amend or modify, any Company Benefit Plan so as to accelerate the vesting of any Options, other than as disclosed in the Filed Company SEC Documents.

(b) As of the date of this Agreement, there is no (i) employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, (ii) agreement between the Company or any Company Subsidiary, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of transactions involving the Company or any Company Subsidiary that are of the nature of the Transactions or (iii) trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under this paragraph (b) collectively, “Company Benefit Agreements”).

Section 4.10 Employee Benefit Plans. (a) As of the date of this Agreement, Section 4.10(a) of the Company Schedule sets forth a list of all Company Benefit Plans.

(b) None of the Company Benefit Plans are characterized as a “multiemployer plan,” as defined in Section 4001(a)(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c) As of the date of this Agreement, Section 4.10(c) of the Company Schedule sets forth a complete list of each Company Benefit Plan that is characterized as a “single employer plan” (as defined in Section 4001(a)(15) of ERISA) that is subject to Title IV of ERISA. None of the Company, any Company Subsidiary or any Commonly Controlled Entity has any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. None of the Company, any Company Subsidiary or any Commonly Controlled Entity has engaged in any transaction described in Section 4069 of ERISA. Neither the Company nor any Company Subsidiary is required to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d) Each Company Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a determination letter from the IRS or can reasonably rely on a determination letter from the IRS to the vendor for such Company Benefit Plan (or to a Representative of such vendor) that such Company Benefit Plan is exempt from federal income taxation under Section 501 of the Code and, to the Knowledge of the Company, nothing has occurred with respect to the operation of any such Company Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) In all material respects, all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof or if not made by such due date, such contributions have been made and the accounts of the affected participants have been credited with any earnings determined by the Company to be due to them as a result of such delay.

(f) To the Knowledge of the Company, there has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Benefit Plans.

(g) To the Knowledge of the Company, none of the Company, the Subsidiaries, the officers of the Company or of any of the Company Subsidiaries or the Company Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Company Subsidiaries or any officer of the Company or of any of the Company Subsidiaries to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any material liability under Section 502(i) or (1) of ERISA.

(h) Neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement or other arrangement which has resulted, or could reasonably be expected to result, in the payment of amounts that are nondeductible by reason of Section 162(m) or Section 280G of the Code.

(i) True, correct and complete copies of the following documents, with respect to each of the Company Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 and (iii) summary plan descriptions.

(j) There are no actions, claims or lawsuits which, to the Knowledge of the Company, have been asserted, instituted or threatened, against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(k) In all material respects, (i) all Company Benefit Plans subject to ERISA or the Code have been maintained and administered in accordance with their terms and with all applicable provisions of ERISA and the Code (including rules and regulations thereunder), respectively, and other applicable Laws, (ii) all employees of the Company or the Company Subsidiaries required to be included as participants by the terms of such plans have been so included, and, to the Knowledge of the Company (iii) there has been no misclassification of Company employees as independent contractors.

Section 4.11 Litigation. Section 4.11 of the Company Schedule sets forth, as of the date of this Agreement, a complete and accurate list of (i) all suits, claims, actions, investigations or proceedings pending (and in respect of which the Company has been served with notice), or, to the Knowledge of the Company, pending (but in respect of which the Company has not been served with notice) or threatened against or affecting the Company or the Company Subsidiaries or any of their respective assets and (ii) Judgments, injunctions and rulings of any Governmental Entity or arbitrator outstanding against, or in effect with respect to, the Company, the Company Subsidiaries or their respective assets. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or would reasonably be likely to have a Company Material Adverse Effect.

Section 4.12 Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws and Judgments. To the Knowledge of the Company, there has been no proposed change in any Laws (other than Laws of general applicability) that would materially and adversely affect the Transactions or would be reasonably likely to have a Company Material Adverse Effect. Except as set forth on Section 4.12 of the Company Schedule, neither the Company nor any Company Subsidiary, nor any director, officer, agent or other person acting on behalf of the Company or any Company Subsidiary has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic government official or employee from funds of the Company or any Company Subsidiary; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. The Company and the Company Subsidiaries have in effect all permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets as now owned, leased or operated (as the case may be) and to conduct their businesses as now conducted, except for such Permits the absence of which would not reasonably be likely to have a Company Material Adverse Effect. There has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except for any such violation, default or event which would not reasonably be likely to have a Company Material Adverse Effect. There is no event which, to the Knowledge of the Company, would reasonably be likely to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit, except for any such event that would not reasonably be likely to have a Company Material Adverse Effect. Notwithstanding the foregoing, this Section 4.12 does not apply to Taxes (which are the subject of Section 4.08), ERISA (which is the subject of Section 4.10), labor Laws (which are the subject of Section 4.17) or Environmental Laws (which are the subject of Section 4.13).

Section 4.13 Environmental Matters. (a) (i) Except as set forth on Section 4.13(a) of the Company Schedule, the Company and the Company Subsidiaries are in compliance in all respects with all Environmental Laws and neither the Company nor any Company Subsidiary has received any (A) communication that alleges that the Company or any Company Subsidiary is in violation of, or has any liability under, any Environmental Law or (B) notice regarding any requirement that is proposed for adoption or implementation under any Environmental Law that would be material to the operations of the Company or any Company Subsidiary;

(ii) The Company and the Company Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and governmental authorizations pursuant to Environmental Laws (collectively “Environmental Permits”) necessary or advisable for their operations as currently conducted, including all real property and assets owned, leased or operated by the Company or any Company Subsidiary, all such Environmental Permits are valid and in good standing, and neither the Company nor any Company Subsidiary has been advised by any Governmental Entity of any actual or potential change in the status, terms or conditions of any Environmental Permit;

(iii) Except as set forth on Section 4.13(a) of the Company Schedule, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any of their respective predecessors or related to any real property currently or previously owned, leased or operated by the Company or any Company Subsidiary;

(iv) Except as set forth on Section 4.13(a) of the Company Schedule, there has been no Release or presence of any Hazardous Materials that would reasonably be likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has, or may have, retained or assumed, either contractually or by operation of Law or which are reasonably likely to interfere with the use of the property or assets owned, leased or operated by the Company or any Company Subsidiary;

(v) Except as set forth on Section 4.13(a) of the Company Schedule, no underground or above-ground storage tanks or treatment, storage or disposal facilities containing Hazardous Materials are now or, to the Knowledge of the Company, have ever been located at any property or facility currently or formerly owned, operated or leased by the Company, any Company Subsidiary or any of their respective predecessors;

(vi) The Company has not retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary and, to the Knowledge of the Company, no Environmental Claims are pending against any person whose liabilities for such Environmental Claims the Company or any Company Subsidiary has retained or assumed, either contractually or by operation of Law;

(vii) Neither the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective predecessors has disposed of, transported, or arranged for the disposal or transportation of, any Hazardous Material at or to any location or facility that resulted in any Environmental Claim or, to the Knowledge of the Company, the threat of any Environmental Claim;

(viii) No property or facility currently or formerly owned, operated or leased by the Company, any Company Subsidiary or their respective predecessors is subject to any current or, to the Knowledge of the Company, threatened deed restriction, use restriction, institutional or engineering control or lien pursuant to any Environmental Law;

(ix) The Company does not expect that expenditures not otherwise reflected in the most recent financial statements included in the Filed Company SEC Documents will be necessary for the Company to operate in full compliance, in all material respects, with Environmental Laws currently in effect, proposed or reasonably anticipated; and

(x) The Company has provided Parent with true and complete copies of all (A) Environmental Permits; (B) notices, demands, claims or filings of actions received by the Company or any Company Subsidiary relating to the operations or property owned, leased or operated by the Company or any Company Subsidiary, pursuant to any Environmental Law; and (C) reports, data, or other documentation in the possession of the Company or any Company Subsidiary related to all investigations, audits, or assessments of environmental conditions at such property or compliance by the Company, or Company Subsidiaries, with any Environmental Law.

(b) Definitions. As used in this Agreement:

(i) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental or private party response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence, management, migration or Release of, or exposure to, any Hazardous Materials at any location whether or not owned, operated or leased by the Company, any Company Subsidiary or any of their respective predecessors; or (B) the failure to comply with any Environmental Law or Environmental Permit.

(ii) “Environmental Laws” means all applicable federal, state, local and foreign Laws, Judgments, legally binding agreements or Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.) and Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.).

(iii) “Hazardous Materials” means (A) any fuel, petroleum, or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation, lead based paint, lead in drinking water, radon and polychlorinated biphenyls; and (B) any other chemical, material, force, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

(iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

Section 4.14 Material Contracts. (a) Except (x) as set forth in the Filed Company SEC Documents or in Section 4.14(a) of the Company Schedule, (y) for renewal or extension of any Material Contracts between the date of this Agreement and the Closing Date on substantially the same terms as were in effect immediately prior to such renewal or extension and (z) for this Agreement and the other Contracts to be entered into among the parties hereto pursuant to the terms of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any:

(i) Contract, relating to or evidencing indebtedness for borrowed money of the Company or any Company Subsidiary in excess of an aggregate of $250,000;

(ii) non-competition agreement or other Contract or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Company Subsidiaries may be conducted;

(iii) voting or other agreement governing how any shares of Company Common Stock shall be voted;

(iv) written employment Contract;

(v) Contract with any affiliate, current or former officer or director of the Company (other than Contracts covered by clause (iv) of this paragraph (a));

(vi) Contract under which (A) any person, including the Company or a Company Subsidiary, has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or a Company Subsidiary in excess of $250,000, (B) the Company or a Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person, including the Company or another Company Subsidiary, in excess of $250,000 (in each case other than endorsements for the purpose of collection in the ordinary course of business) or (C) granted any pledge, mortgage or other security interest in any property or assets of the Company or any Company Subsidiary in excess of $250,000;

(vii) Contract under which the Company or a Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Company Subsidiary and other than extensions of trade credit in the ordinary course of business) in excess of $250,000;

(viii) Contract providing for indemnification of any person in excess of $250,000 with respect to material liabilities relating to any current or former business of the Company, any Company Subsidiaries or any of their respective predecessors;

(ix) Contract with any stockholders of the Company (other than Contracts covered by clauses (iv) or (v) of this paragraph (a);

(x) Contract which would prohibit or materially delay the consummation of the Merger or any other Transactions;

(xi) Contract in respect of any joint venture, partnership, business alliance or similar arrangement between the Company or any of the Company Subsidiaries and any third party, but excluding confidentiality agreements;

(xii) Contract granting the other party to such Contract or a third party “most favored nation” status that, following the Merger, would apply to Parent or any of its subsidiaries; or

(xiii) Contract which (A) has aggregate consideration due from or payable to the Company or any of the Company Subsidiaries in excess of $250,000 and is not terminable by the Company or any of the Company Subsidiaries at any time without payment or penalty, or (B) is otherwise material to the business of the Company and the Company Subsidiaries, taken as a whole, as of the date hereof.

The foregoing Contracts to which the Company or any Company Subsidiary is a party or is bound and those Contracts filed (as exhibits or otherwise) in the Filed Company SEC Documents are collectively referred to herein as “Company Material Contracts.”

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, on such Company Subsidiary) and is in full force and effect (except that this representation and warranty shall not apply as of the Closing Date to any Material Contract which, by its terms, has expired prior to the Closing Date). The Company and each Company Subsidiary have performed all material obligations required to be performed by them to date under each Company Material Contract and are not (with or without notice or lapse of time or both) in breach or default in any material respect thereunder, and to the Knowledge of the Company, no other party is (with or without notice or lapse of time (or both)) in breach or default in any material respect thereunder. The Company has, or has caused to be, delivered to Parent or Merger Sub true and complete copies of the Company Material Contracts requested by either of them (including all amendments and waivers). Each Company Material Contract will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect as a result of the consummation of the Transactions, nor will the consummation of the Transactions constitute a breach or default under such Company Material Contract or otherwise give the contracting party a right to terminate such Company Material Contract. The Company has neither been given nor received notice of any violation or default under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.

(c) Except as disclosed in the Filed Company SEC Documents or as expressly provided for in this Agreement, neither the Company nor any Company Subsidiary is a party to any oral or written (i) employment or consulting agreement that cannot be terminated on 60 days’ or less notice, (ii) agreement with any officer or other key employee of the Company or any Company Subsidiary, the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature of any of the Transactions, (iii) agreement with respect to any officer or other key employee of the Company or any Company Subsidiary providing any term of employment or compensation guarantee or (iv) stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions, or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

Section 4.15 Properties. The real property owned by the Company or any Company Subsidiary as of the date of this Agreement and all buildings, structures and other improvements and fixtures located on or under such real property (collectively, the “Company Owned Properties”) are listed or described in Section 4.15(a) of the Company Schedule. Each of the Company Owned Properties is owned in fee simple by the Company or a Company Subsidiary, as indicated in Section 4.15(a) of the Company Schedule, and the Company or a Company Subsidiary has good and marketable title thereto. The real property leased by the Company or any Company Subsidiary as of the date of this Agreement (collectively, the “Company Leased Properties”; together with the Company Owned Properties, collectively, the “Company Properties”), if any, and each lease to which the Company or any Company Subsidiary is a party, are also described in Section 4.15(a) of the Company Schedule. The Company Properties constitute all of the real property currently used (or necessary for the current operations of) the Company.

(a) As of the date of this Agreement, the Company Properties are free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”) except for Permitted Liens. None of the Permitted Liens has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, “Permitted Liens” means (x) Liens for Taxes not yet due and payable and (y) the recorded easements and restrictive declarations listed in Section 4.15(b) of the Company Schedule.

(b) Except as set forth in Section 4.15(c) of the Company Schedule, the Company Properties comply with, and are being used in accordance with, all applicable laws, including zoning and land use regulations and statutes. The Company Properties are adequate to permit their use in the manner they are currently used by the Company and the Company Subsidiaries, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and each of the Company Subsidiaries have good and marketable title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2005, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except Permitted Liens.

(d) The Company has provided Purchaser with copies of the existing title insurance policies that were issued in respect of the Company Owned Property. The Company has delivered to Parent copies of such surveys of the Company Properties as are in the Company’s possession.

(e) To the Knowledge of the Company: (i) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties (including for the use and operation of each of the Company Properties as currently being used) or which is necessary to permit the lawful use or operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties that has not been obtained and is not in full force and effect, nor is there any pending written threat of modification or cancellation of any of same, which would reasonably be likely, individually or in the aggregate, to have a Company Material Adverse Effect; and all such licenses, permits, orders or approvals for the conduct of the Company’s and the Company’s Subsidiaries’ business and the ownership, occupancy and operation of the Company Properties have been obtained, are fully paid for and are transferable to Parent and will in no way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement; (ii) there is no written notice of any violation, that is uncured and not waived, of any Law, Judgment or other requirement affecting any of the Company Properties which has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) there are no structural defects relating to any Company Properties which have or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; (iv) there are no Company Properties whose building systems are not in working order to an extent that has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; (v) there is no physical damage to any Company Properties to an extent that has or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect; (vi) there is no current material renovation or uninsured restoration underway to any Company Properties; and (vii) there are no restrictions imposed by any Governmental Entity or Third Party that would materially limit or impair the ability of the Company to renovate, demolish, develop or build on any Company Property.

(f) Neither the Company nor any of the Company Subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws, including any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation, have been violated by any Company Property. To the Knowledge of the Company, no such proceeding has been threatened or commenced.

(g) Except as set forth in Section 4.15(h) of the Company Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into by the Company or any Company Subsidiary with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate, the failure does not have and would not reasonably be likely to have a Company Material Adverse Effect.

(h) Section 4.15(i) of the Company Schedule sets forth a correct and complete list of each real property lease pursuant to which the Company or any of the Company Subsidiaries is a lessee or lessor (individually, “Lease” and collectively, “Leases”). Each Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (i) the Company or any of the Company Subsidiaries and (ii) to the Knowledge of the Company, the other parties thereto, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as listed in Section 4.15(i) of the Company Schedule or which would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and the Company Subsidiaries have performed all obligations required to be performed by them to date under each of the Leases and neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any other party is in default under any Lease (and to the Knowledge of the Company, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). No option has been exercised under any of such Leases, except as described in Section 4.15(i) of the Company Schedule. The Company has made available to Parent a correct and complete copy of each Lease and all amendments thereto. No Lease under which the Company or any Company Subsidiary is the tenant (x) restricts the assignment by the tenant of its interest in the Lease by operation of law or otherwise or (y) would give the landlord thereunder the right to terminate the Lease as a result of this Agreement or any of the transactions contemplated hereby, in each case except as described in Section 4.15(i) of the Company Schedule.

(i) To the Knowledge of the Company, there are no pending real property tax protests or related litigation related to any of the Company Properties except as identified on Section 4.15(j) of the Company Schedule. To the Knowledge of the Company, there are no pending assessments against the Company Properties except as identified on Section 4.15(j) of the Company Schedule. As of the date of this Agreement, the Company Properties have not been subject to a preferential or special assessment, abatement or categorization for tax purposes.

(j) Neither the Company nor any of the Company Subsidiaries has granted any unexpired option agreements or rights of first refusal or offer with respect to the purchase or lease of any of the Company Properties or any portion thereof or any other unexpired rights in favor of any Third Party to purchase or otherwise acquire any of the Company Properties or any portion thereof or entered into any contract for sale, ground lease, option, right of first refusal or offer or letter of intent to sell or ground lease any of the Company Properties or any portion thereof.

(k) Section 4.15(l) of the Company Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements which are currently in effect whereby the Company or any of the Company Subsidiaries is entitled to receive site work or other reimbursements from any Third Party, pursuant to which the Company or any of the Company Subsidiaries is currently entitled to receive at least $250,000 (the “Reimbursement Agreements”).

(l) Neither the Company nor any of the Company Subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly owned Company Subsidiaries (a “Third Party”). Section 4.15(m) of the Company Schedule sets forth a list of all management, leasing or other agreements for the provision of services to the Company Properties.

(m) Neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which the Company or any of the Company Subsidiaries manages any real properties for any Third Party.

(n) Neither the Company nor any of the Company Subsidiaries has any plans, proposals, understandings or similar arrangements to develop, purchase, license, lease or otherwise acquire or manage any real property or asset that is not included in the Company Properties as of the date hereof.

Section 4.16 Intellectual Property.

(a) “Intellectual Property” means all of the following: (i) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, packaging designs, Internet domain names and Internet Web sites, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development, business methods, processes, technology and all improvements thereto, and all patents, patent registrations, patent applications, and patent disclosures, together with all reissues, divisionals, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including related documentation) and all code associated with any Internet Web sites or Internet Web pages, (vii) all advertising and promotional materials, (viii) all other proprietary or moral rights and (ix) all copies and tangible embodiments of such proprietary rights (in whatever form or medium) and any derivatives or combinations thereof.

(b) The Company and the Company Subsidiaries (i) own, or are validly licensed or otherwise have the right to use, all Intellectual Property used or held for use in the business of the Company or any Company Subsidiary as presently conducted and as contemplated to be conducted (“Company Intellectual Property”) and (ii) are the sole and exclusive owners or licensees of, with all right, tile and interest in and to (free and clear of any Liens), all Company Intellectual Property and have sole and exclusive rights (and, other than as provided in Third Party Licenses, are not contractually obligated to pay any compensation to any Third Party in respect thereof) to the use thereof or the material covered thereby. Neither the Company nor the Company Subsidiaries have entered into any agreements, consents or licenses which materially restrict the use by the Company or the Company Subsidiaries of the Company Intellectual Property.

(c) The Company and the Company Subsidiaries are in compliance in all material respects with all licenses, agreements and covenants relating to use of any Intellectual Property owned by any Third Party (the “Third Party Licenses”), and the Company has not received any notice of breach or any dispute with respect to Third Party Licenses or the Intellectual Property licensed thereunder.

(d) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or trade secret material to the Company or the Company Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the business of the Company and the Company Subsidiaries as currently conducted or contemplated by them, including the use of the Company Intellectual Property, does not and would not infringe or conflict with any Intellectual Property of any Third Party that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no unresolved written claim of invalidity or conflicting ownership rights with respect to the Company Intellectual Property made by a Third Party. Neither the Company nor any Company Subsidiaries have brought or contemplated bringing any action, suit or proceeding for infringement of the Company Intellectual Property or breach of any license or agreement involving the Company Intellectual Property against any Third Party. Neither the Company nor any Company Subsidiaries have been sued in any lawsuit, action or proceeding which involves a claim of infringement of any Intellectual Property or other proprietary right of any Third Party nor, to the Knowledge of the Company, has any such claim or any such lawsuit been threatened.

(e) Section 4.16(e) of the Company Schedule sets forth a complete list of all material (i) Company Intellectual Property owned by the Company, all of which is owned by the Company free and clean of any Liens, (ii) licenses of Company Intellectual Property to Company Subsidiaries or Third Parties and (iii) Third Party Licenses used by the Company or Company Subsidiaries.

(f) The Company has taken all reasonable appropriate steps to protect and preserve the confidentiality of Company Intellectual Property that is confidential, including trade secrets, know-how, inventions and source code.

Section 4.17 Labor Matters. Since January 1, 2003, neither the Company nor any Company Subsidiary has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and, to the Knowledge of the Company, there are no material unfair labor practice complaints against the Company or any Company Subsidiary pending before any Governmental Entity. The Company and each Company Subsidiary are in compliance in all material respects with all applicable Laws relating to employment and employment practices, occupational safety and health standards, and terms and conditions of employment and wages and hours. Neither the Company nor any Company Subsidiary is a party to any outstanding charges or proceedings with the Equal Employment Opportunity Commission nor, to the Knowledge of the Company, are there any pending grievances or claims against the Company or any Company Subsidiary alleging age, gender or disability discrimination.

Section 4.18 Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Jefferies & Company, Inc. relating to this Agreement, the Merger and the other Transactions.

Section 4.19 Insurance. Section 4.19 of the Company Schedule contains a list of all material policies of fire, liability, workmen’s compensation and other forms of insurance owned or held by or covering the Company or any Company Subsidiary or all or any portion of their property and assets. The Company and the Company Subsidiaries have obtained and maintain adequate property, casualty and other insurance related to their assets and operations, and the Company and the Company Subsidiaries have and maintain in full force and effect public liability insurance, insurance against claims for personal injury, death or property damage occurring in connection with any of the activities of the Company and each Subsidiary or any properties owned, occupied or controlled by the Company and each Subsidiary, in such amounts as reasonably deemed necessary by the Company and as are customary in the industry. As of the date of this Agreement, each material insurance policy of the Company or any Company Subsidiary is in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy.

Section 4.20 WARN Act. Within the past 12 months: (i) neither the Company nor any of the Company Subsidiaries has effectuated a “plant closing” or a “mass layoff” (as such terms are defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”)); (ii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law; and (iii) none of the Company’s or the Company Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the date of this Agreement.

Section 4.21 Bank Accounts. Section 4.21 of the Company Schedule sets forth a complete list of the names and locations of each bank or other financial institution at which the Company or any Company Subsidiary has an account (giving the account numbers) and the names of all persons authorized to draw thereon or have access thereto.

Section 4.22 Opinion of Financial Advisor. Prior to or concurrently with the parties’ execution of this Agreement, Jefferies & Company, Inc. has issued to the Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such holders, other than William L. Westerman, Parent and their respective affiliates, from a financial point of view. A true and correct copy of such opinion will be delivered to Merger Sub, solely for information purposes, within one business day following the parties’ execution of this Agreement. The Company has been authorized by Jefferies & Company, Inc. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 4.23 Compliance with Gaming Laws. Neither the Company, the Company Subsidiaries nor any of their respective directors, officers, key employees or persons performing management functions similar to officers have received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To the Knowledge of the Company, there are no facts, which if known to the Gaming Authorities would be reasonably likely to result in the revocation, limitation or suspension of a material license, finding of suitability, registration, permit or approval under the Gaming Laws.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

Section 5.01 Organization, Standing and Power. Parent is a corporation duly organized, existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as presently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its businesses as presently conducted.

Section 5.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, moratorium or other Laws relating to or affecting creditors’ rights generally and by general principles of equity.

Section 5.03 No Conflicts; Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any Law or Judgment applicable to Parent or Merger Sub or their respective properties or assets, (ii) violate or conflict with the articles of incorporation, by-laws or other organizational documents of either Parent or Merger Sub or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any rights of termination, cancellation or acceleration of any obligations or any loss of any material benefit under, or result in the creation of a Lien on any of the property or assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except for, in the case of clause (iii) above, conflicts, violations, breaches or defaults which, individually or in the aggregate, would not be reasonably likely to (x) impair, in any material respect, the ability of either Parent or Merger Sub to perform its respective obligations under this Agreement or (y) prevent or materially delay the consummation of any of the Transactions.

(b) Except for (i) applicable requirements, if any, of the Exchange Act, (ii) the pre-merger notification and report requirements of the HSR Act, (iii) the filing of the Articles of Merger with the Secretary of State and (iv) compliance with, and such filings as may be required under, applicable Gaming Laws, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the Transactions. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement.

Section 5.04 Adequate Funds. Parent will have sufficient cash or valid and binding funding commitments to (i) satisfy the Indenture Obligation through an acquisition of Senior Notes as contemplated in Section 7.16(c) or through Note Funding and (ii) pay the Merger Consideration and the sums payable under Section 2.04(a).

Section 5.05 Gaming Approvals. As of the date hereof, to the Knowledge of the Controlling Parties, there are no facts or circumstances with respect to the Controlling Parties that would prevent or materially delay the receipt of any required consents, approvals, licenses, waivers, orders, decrees, determinations of suitability or other authorizations under the Gaming Laws to consummate the Merger and the other Transactions or give rise to a breach of Section 7.17 by Parent or Merger Sub.

Section 5.06 Litigation. To the Knowledge of the Controlling Parties, there are no claims, actions, suits, proceedings or investigations pending or threatened against or involving Parent or Merger Sub or any properties or rights of Parent or Merger Sub nor is there any Judgment outstanding against Parent or Merger Sub which, individually or in the aggregate, is reasonably likely to be materially adverse to the ability of Parent or Merger Sub to consummate any of the Transactions or to perform their respective obligations under this Agreement.

Section 5.07 Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any brokerage, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.08 Information Supplied. None of the information supplied by Parent or Merger Sub or their respective Representatives for inclusion in the Proxy Statement to be filed with the SEC will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the date of the Company Stockholders Meeting, any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub or their respective Representatives for inclusion in the Proxy Statement, occurs which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall promptly be so described by Parent or Merger Sub and provided to the Company. All documents that Parent or Merger Sub is responsible for filing with the SEC in connection with the Transactions will comply as to form, in all material respects, with the provisions of the Exchange Act, and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of applicable Law as to the information required to be contained therein. Notwithstanding the foregoing, each of Parent and Merger Sub makes no representation or warranty with respect to the information supplied or to be supplied by the Company or any affiliate thereof (other than Parent or Merger Sub to the extent Parent or Merger Sub is deemed an affiliate of the Company) for inclusion or incorporation by reference in the Proxy Statement.

Section 5.09 Ownership of Parent and Merger Sub. The Schedule 13D filed with the SEC on December 28, 2005 by Flag Luxury Riv, LLC and certain other persons, as amended by Amendment No. 1 filed with the SEC on March 3, 2006, Amendment No. 2 filed with the SEC on March 23, 2006 and the draft Amendment No. 3 provided to the Company on the date hereof, sets forth the names of all “beneficial owners” of securities of Parent and Merger Sub, as such term is defined in Rule 13d-3 under the Exchange Act.

Section 5.10 Stock Ownership Status. As of the date hereof, Parent and its affiliates are not, individually or collectively, (i) a “Substantial Stockholder”, as defined in Article III, Section 7 of the Company Charter, (ii) an “interested stockholder” of the Company, as defined in Section 78.423 of Nevada Law, or (iii) holders of a “controlling interest” in the Company, as defined in Section 78.3785 of Nevada Law.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business. (a) Except for matters set forth in Section 6.01(a) of the Company Schedule or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the regular and ordinary course in substantially the same manner as previously conducted, to pay its debts, file its Tax Returns and pay its Taxes, in each case when due, to continue to make maintenance capital expenditures in the ordinary course of business consistent with past practice, to market and promote its business in the ordinary course of business consistent with past practices and make commercially reasonable efforts to preserve its current business organization, assets and technology, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in

Section 6.01(a) of the Company Schedule or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i) amend its articles of incorporation or by-laws or similar organizational documents or change the number of directors constituting its entire board of directors (except for any such change caused by resignation or retirement of a director);

(ii) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity interests, except that a wholly-owned Company Subsidiary may declare and pay a dividend or make advances to its parent or the Company, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

(iii) issue, sell, pledge, dispose of or encumber any (A) additional shares of its capital stock or other equity interests other than the issuance of shares of Company Common Stock upon the exercise, in accordance with the applicable Option Plans, of Options outstanding on the date hereof or Directors’ Options (collectively, the “Option Shares”), (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, other than the issuance of Option Shares and the granting of the Directors’ Options, or (C) of its other securities;

(iv) split, combine or reclassify any of its outstanding capital stock or other equity interests;

(v) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases in the ordinary course of business consistent with past practice in an amount not involving more than $500,000 in the aggregate;

(vi) authorize or make capital expenditures in 2006 which exceed the total amount of capital expenditures authorized in the 2006 Company annual budget, a copy of which the Company has furnished to Parent;

(vii) except in the ordinary course of business, amend, terminate or renew any Company Material Contract or waive, release or assign any material rights or claims thereunder;

(viii) transfer, lease (without Parent’s consent, which shall not be withheld unreasonably), license, sell, mortgage, pledge, dispose of, or encumber or subject to any Lien, other than any Permitted Liens, any property or assets other than in the ordinary course of business and consistent with past practice;

(ix) except as set forth in Section 6.01(a)(ix) of the Company Schedule or as approved by Parent, which approval shall not be unreasonably withheld if in the ordinary course of the Company’s business and consistent with the Company’s past practice: (A) enter into any employment or severance agreement with any officer, director or key employee of the Company or any Company Subsidiary; (B) except in accordance with the existing policies of the Company, grant any severance or termination pay to any officer, director or key employee of the Company or any Company Subsidiary; or (C) hire or agree to hire any new or additional key employees or officers;

(x) except (A) as set forth in Section 6.01(a)(x) of the Company Schedule, (B) as approved by Parent, which approval shall not be unreasonably withheld if in the ordinary course of the Company’s business and consistent with the Company’s past practice, (C) as required to comply with applicable Law, (D) with respect to the termination of the ESOP or the Company’s contributions to its profit-sharing plan in lieu of contributions to the ESOP beginning in 2006, (E) for the granting of the Directors’ Options, (F) for the Retirement Account Disbursement, or (G) as otherwise provided for in this Agreement: (i) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Benefit Plan, Company Benefit Agreement or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, employee, (iii) pay any benefit not provided for under any Company Benefit Plan, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan or Company Benefit Agreement (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder) or (v) pledge assets or take any other action to secure the payment of compensation or benefits under any employee plan, employment Contract or arrangement, Company Benefit Plan or Company Benefit Agreement;

(xi) (A) incur or assume any long-term debt; (B) except in the ordinary course of business in amounts consistent with past practice or pursuant to the Company’s revolving credit arrangement with Foothill Capital Corporation (the “Foothill Credit Facility”) as the lender, incur or assume any short-term indebtedness; (C) incur or modify any material indebtedness or other liability; (D) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (E) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly-owned Company Subsidiaries or customary loans or advances to employees in accordance with past practice);

(xii) change any accounting method, including any accounting method with respect to Taxes, used by it unless required by GAAP;

(xiii) make or revoke any Tax election, settle or compromise any Tax liability in excess of $100,000, amend any Tax Return or enter into or modify any closing agreement or other agreement relating to Taxes;

(xiv) (A) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount involving more than $500,000 in the aggregate or (B) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such other claims, liabilities or obligations (i) in the ordinary course of business and consistent with past practice or (ii) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company;

(xv) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party;

(xvi) permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice or in connection with replacing such policy with a policy providing comparable coverage;

(xvii) enter into or modify any commitment with any person with respect to potential gaming activities in any jurisdiction;

(xviii) revalue any assets of the Company, except as required by GAAP;

(xix) enter into any new material line of business or enter into any contract that restrains, limits or impedes the Company’s or any of the Company Subsidiaries’ ability to compete with or conduct any business or line of business;

(xx) enter into any contract to allocate, share or otherwise indemnify for Taxes;

(xxi) acquire, make (or commit to make) an investment in, or make a capital contribution to, any person other than an existing, wholly-owned Company Subsidiary;

(xxii) close or shut down its business except for such closures or shutdowns which are (A) required by action, writ, injunction, judgment or decree or other requirements of applicable Law or (B) due to acts of God or other force majeure events;

(xxiii) delete, damage, erase, sell, transfer or otherwise disclose to any third party any of its customer databases, customer lists, historical records of customers and any other customer information collected and used by the Company or any Company Subsidiaries;

(xxiv) make any bookings with respect to (A) conference business (involving room, food and beverage bookings) or (B) group business (involving room, food and beverage bookings) that more than 20% below the corresponding rates set forth in Section 6.01(a)(xxiv) of the Company Schedule without first notifying Parent in writing of the proposed rates and other material terms of such bookings and obtaining Parent’s approval thereof, which approval shall not be withheld unreasonably and shall be deemed granted unless Parent notifies the Company to the contrary within 24 hours after Parent’s receipt of the Company’s notification of such rates and other material terms;

(xxv) enter into any new Contract, or renew or materially amend any existing Contract, with any wholesaler or substantially similar source of hotel room bookings that provides for room rates more than 20% below the corresponding rates set forth in Section 6.01(a)(xxv) of the Company Schedule without first notifying Parent in writing of the proposed material terms of such Contract or renewal or amendment of such Contract (as the case may be) and obtaining Parent’s approval thereof, which approval shall not be withheld unreasonably and shall be deemed granted unless Parent notifies the Company to the contrary within 24 hours after Parent’s receipt of the Company’s written notification of such material terms; or

(xxvi) enter into a Contract, commitment or arrangement to do any of the foregoing.

(b) Advice of Changes; Filings. The Company shall confer with Parent on a regular and frequent basis to report on operational matters and other matters requested by Parent and promptly advise Parent orally and in writing of any change or event that is reasonably likely to have a Company Material Adverse Effect. The Company shall promptly provide Parent and Merger Sub with copies of all filings made by the Company, and Parent and Merger Sub shall promptly provide the Company with copies of all filings made by either of them, with any Governmental Entity in connection with this Agreement and the Transactions, other than the portions of such filings that include confidential information not directly related to the Transactions.

(c) Other Actions. The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take or omit to take any action that would, or that would reasonably be expected to, result in (i) any representations and warranties of such party set forth in this Agreement that are qualified as to materially becoming untrue, (ii) any such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any condition to the Merger set forth in Article VIII not being satisfied.

Section 6.02 No Solicitation. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary or any Representative of the Company or of any Company Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action intended to facilitate (including by way of furnishing information), the submission to the Company of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal (other than a confidentiality agreement as referenced below in this paragraph (a)), or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be likely to lead to, any Takeover Proposal to which the Company or any Company Subsidiary is a party. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Board of Directors may take any or all of the following actions in response to a Superior Proposal that was unsolicited and that did not result from a breach of this Section 6.02(a), provided that the Company complies with Section 6.02(b), (c) and (d) and the Board of Directors determines in good faith (after consultation with outside counsel) that such Takeover Proposal is or would be reasonably likely to result in, a Superior Proposal and that such actions are required in order for the Board of Directors to fulfill its fiduciary duties: (A) furnish information with respect to the Company to the person making such Superior Proposal and such person’s Representatives pursuant to a customary confidentiality agreement; provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions in, or omits restrictive provisions contained in, the Confidentiality Agreements, then the Confidentiality Agreements shall be deemed amended to contain only such less restrictive provisions or to omit such restrictive provisions, as the case may be, and that the Company shall also provide to Parent any information not previously provided to Parent that is provided to such other person, and (B) participate in discussions or negotiations with the person making such Superior Proposal and its Representatives regarding such Superior Proposal. In such event, the Company shall, (x) within 24 hours of actual receipt of such Superior Proposal by the Company or any Company Subsidiary or any Representative of the Company or of any Company Subsidiary, and not less than 48 hours prior to furnishing any such information or participating in any such discussions, inform Parent of the material terms and conditions of such Superior Proposal, (y) promptly inform Parent of the substance of any discussions with such person or such person’s Representatives relating to such Superior Proposal and (z) promptly keep Parent fully informed of the status, including any change to the details, of any such Superior Proposal.

(b) Except as set forth in this Section 6.02(b), neither the Board of Directors nor any Board Committee shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or any Board Committee of this Agreement or the Transactions; provided, however, that prior to the Company Stockholder Approval, the Board of Directors or a Board Committee may withdraw or modify its approval of the Transactions, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (i) the Company has received a Superior Proposal which is pending at the time the Company determines to take such action, (ii) the Board of Directors has determined in good faith (after consultation with outside counsel) that such action is required in order for the Board to fulfill its fiduciary duties, (iii) at least three business days have passed following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors has received such Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and taking into account any new offer that Parent makes to the Company within this three business day period, the Board of Directors maintains its determination described in clause (ii) of this paragraph (b), and (iv) the Company pays the Topping Fee if and when required under Section 9.02.

(c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall promptly (and in no event later than 48 hours after actual receipt by the Company or any Company Subsidiary or any Representative of the Company or of any Company Subsidiary) advise Parent orally and in writing of the Company’s receipt of any Takeover Proposal and the terms and conditions of such Takeover Proposal (including any subsequent amendment or other modification to such terms and conditions).

(d) Nothing in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or (ii) making any disclosure to the Company’s security holders if in the good faith judgment of the Board of Directors, after consultation with outside counsel, disclosure would be required under applicable Law or would be required in order for the Board of Directors to fulfill its fiduciary duties.

(e) For purposes of this Agreement:

“Superior Proposal” means any bona fide written offer not solicited by or on behalf of the Company made by a third party to consummate a tender offer, exchange offer, merger, recapitalization, reclassification, business combination, consolidation or similar transaction which would result in such third party (or in the case of a direct merger between such third party and the Company, stockholders of such third party) owning, directly or indirectly, 100% of the value and voting power of the Company Common Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of the Company, which the Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) is (i) more favorable to the Company’s stockholders than the Merger from a financial point of view (taking into account the person making the offer, all the terms and conditions of such offer, this Agreement and any new offer made by Parent), and (ii) reasonably capable of being completed, taking into account the person making the offer and all legal, financial, regulatory and other aspects of the proposal, within a reasonable time.

“Takeover Proposal” means any inquiry, proposal or offer from any person relating to, or that would reasonably be likely to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 30% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or more than 30% or more of the voting power of the outstanding shares of Company Common Stock or any class or series of equity or voting securities of the Company or any Company Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning more than 30% of the voting power of the outstanding shares of Company Common Stock or any class or series of equity or voting securities of the Company or any Company Subsidiary, or any merger, consolidation, business combination, recapitalization, reclassification, share exchange, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any Company Subsidiary, other than the Transactions.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare the preliminary Proxy Statement and, after consultation with and review by Merger Sub, file the preliminary Proxy Statement with the SEC. The Company shall make all reasonable efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Merger Sub, to respond promptly to any comments made by the SEC with respect to the Proxy Statement; and (ii) promptly upon the earlier of (A) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (B) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be mailed to the Company’s stockholders and, if necessary, after the definitive Proxy Statement has been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be mailed by the Company without consultation and review by Parent or Merger Sub. The Company will promptly notify Parent and Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent and Merger Sub with copies of all written correspondence between the Company or Company Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Merger or any of the other Transactions. Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company any and all information regarding Parent and Merger Sub and their respective affiliates as may be required to be disclosed therein. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve this Agreement and the Transactions, provided that the Board of Directors or Board Committee may withdraw, modify or change its recommendation of this Agreement and the Transactions if it does so in accordance with Section 6.02(b).

Section 7.02 Meeting of Stockholders of the Company. As promptly as practicable after the date of this Agreement, the Company shall take all action necessary in accordance with Nevada Law and the Company Charter and Company By-Laws to convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval (unless the Board of Directors or Board Committee has withdrawn or modified its approval or recommendation of this Agreement or the Transactions in accordance with Section 6.02(b)). The stockholder vote required for approval of the Merger will not be greater than that set forth in the Company Charter. The Board of Directors shall not withdraw, rescind or modify its waiver of the provisions of Section 7 of the Company Charter as they would apply to Parent, Parent’s affiliates and the Transactions (unless the Board of Directors or Board Committee has withdrawn or modified its approval or recommendation of this Agreement or the Transactions in accordance with Section 6.02(b)). Subject to the provisions of Section 6.02(b), the Company shall make all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote of stockholders required by Nevada Law to effect the Merger.

Section 7.03 Compliance with Law. Each of the Company, Parent and Merger Sub will comply in all material respects with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the Transactions.

Section 7.04 Notification of Certain Matters. (a) The Company shall deliver prompt notice (a “Development Notice”) to Parent of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect (a “Development”) and (ii) any failure of the Company, or any of its Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) If the Company delivers to Parent a Development Notice with respect to a Development that renders untrue in any material respect any representation or warranty of the Company in Sections 4.04, 4.05, 4.07 through 4.17, or 4.19 through 4.21, then only if Parent or Merger Sub has the right to terminate this Agreement and abandon the transactions contemplated hereby pursuant to Section 9.01(d)(v) by reason thereof and Parent does not exercise that right by giving written notice to the Company within 30 days after Parent’s receipt of such Development Notification, such Development Notification will be deemed to have amended the Company Schedule, to have qualified the representations and warranties contained in Sections 4.04, 4.05, 4.07 through 4.17, or 4.19 through 4.21 (as applicable), and to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such Development. Except as specifically provided in this Section 7.04(b), the Company’s delivery of a Development Notice shall not limit or otherwise affect the remedies available to Parent or Merger Sub under this Agreement, including Parent’s right to receive the Termination Fee, if so provided under Section 9.02(b), or Parent’s right to receive the Topping Fee, if so provided under Section 9.02(c).

(c) Parent shall deliver prompt notice to the Company of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of Parent or Merger Sub, or any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that Parent’s delivery of any notice pursuant to this Section 7.04(c) shall not limit or otherwise affect the remedies available to the Company under this Agreement.

Section 7.05 Access to Information. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, and their respective officers, directors, employees, auditors and agents to, afford the officers, employees and agents of Parent and Merger Sub reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall promptly furnish Parent and Merger Sub with (i) all financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request and (ii) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiaries during such period pursuant to applicable securities laws or stock exchange rules. All information exchanged pursuant to this Section 7.05 shall be subject to the Confidentiality Agreements.

(b) Parent, Merger Sub and their respective authorized representatives (including its designated engineers or consultants) may at any time during the Company’s normal business hours, upon reasonable advance notice, enter into and upon all or any portion of the Company Properties in order to investigate and assess, as Parent or Merger Sub deems necessary and appropriate in its reasonable discretion, the environmental condition of such properties or the business conducted thereat. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Parent, Merger Sub and their respective authorized representatives in conducting such investigation, shall allow Parent, Merger Sub and their respective authorized representatives full access during normal business hours, upon reasonable advance notice, to the Company Properties, together with full permission to conduct such investigation, and shall provide Parent, Merger Sub and their respective authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to the Company or any Company Subsidiary or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of their properties and business.

Section 7.06 Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement before such consultation, except as may be required by Law or any applicable stock exchange rules.

Section 7.07 Cooperation. On the terms and subject to the conditions hereof, each of the parties hereto shall make all reasonable efforts to obtain in a timely manner all necessary waivers, consents (including any consents relating to Company Material Contracts) and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including (i) cooperating in responding to inquiries from, and making presentations to, Governmental Entities and regulatory authorities, (ii) defending against, and responding to, any action, suit, proceeding or investigation, whether judicial or administrative, challenging or relating to this Agreement or the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) executing and delivering any additional instruments necessary to consummate the Transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Without limiting the foregoing, each of Parent and the Company shall file as soon as practicable a Notification and Report Form under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and Merger Sub shall make such filings and apply for such approvals and consents as are required under the Gaming Laws. In connection with and without limiting the foregoing, the Company and the Board of Directors shall (x) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Transactions or this Agreement, take all reasonable action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions; provided that neither Parent nor Merger Sub will be required by this Section 7.07 to (i) take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Parent, Merger Sub, the Company or any of their respective subsidiaries, or (B) limit Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses, or (ii) commence litigation or other proceeding against, or appeal any decision of, any Governmental Entity.

Section 7.08 Agreement to Defend and Indemnify. (a) From and after the Effective Time, the Surviving Corporation shall honor all rights to indemnification, advancement of costs and expenses and exculpation from liabilities in favor of the officers and directors of the Company and each of the Company Subsidiaries (collectively, the “Indemnified Parties”), whether pursuant to their respective articles of incorporation or by laws (or comparable organizational documents), the indemnification agreements set forth in Section 7.08(a) of the Company Schedule or otherwise. For a period of six years after the Effective Time, the Surviving Corporation (or any successor entity owned or controlled by Parent) shall not take any action to amend, modify or repeal any provision of the articles of incorporation or by-laws (or comparable organizational documents) of the Surviving Corporation, the Company or any of the Company Subsidiaries in any way that would impair, eliminate, restrict or limit the Indemnified Parties’ rights to indemnification, advancement of costs and expenses and exculpation from liabilities.

(b) At or prior to the Closing Date, Parent or Merger Sub shall purchase and fully pay for a directors’ and officers’ liability insurance policy having a six-year term commencing on the Effective Date (the “Tail Policy”), covering acts and omissions occurring prior to the Effective Time (the “Tail Coverage”) with respect to those persons who are currently covered by the Company’s current directors’ and officers’ liability insurance policy (the “Current D&O Policy”). With respect to the scope and amount of coverage, the Tail Policy shall be not less favorable to such directors and officers than the Current D&O Policy; provided, however, that the aggregate cost of the Tail Policy shall not exceed 250% of the last annual premium paid for the Current D&O Policy prior to the date of this Agreement (the “Current Premium”) multiplied by six (the “Maximum Premium”). If coverage under the Tail Policy terminates during such six-year term, the Surviving Corporation shall obtain as much Tail Coverage for such directors and officers as can be obtained for the remainder of the six-year term for an annualized cost not in excess of the Excess Premium. The Company represents and warrants that the Current Premium is $464,214.

(c) (i) If Merger Sub requests the Company to obtain the resignations of any officers of the Company or of any Company Subsidiary as of the Effective Time (as provided in Section 7.12), then as a condition precedent thereto, by not later than the Effective Time, Parent or Merger Sub shall pay such officers’ severance pay, salary continuation entitlements and other compensation and entitlements due under any existing Contracts or plan for the benefit of such officers, as if such officers had been terminated without cause immediately after the Effective Time.

(ii) In the event that any officers of the Company or of any Company Subsidiary resign subsequent to the Closing as a result of the consummation of the Transactions, such officers’ severance pay, salary continuation rights or any compensation or payments due under any existing agreement or plan for the benefit of the officers as of the date of this Agreement shall be due and paid by the Surviving Corporation.

(d) If the Surviving Corporation or any of its successors or assigns (i) consolidates or merges with any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.08.

(e) This Section 7.08 is intended to be for the benefit of, and to grant third party rights to, the Indemnified Parties and officers and directors of the Company or any Company Subsidiary, and each of the Indemnified Parties and officers and directors of the Company or any Company Subsidiary shall be entitled to enforce the covenants contained herein.

Section 7.09 Employee Benefits. (a) Following the Effective Time, all persons who were employed by the Company or any Company Subsidiaries (“Company Employees”) who are eligible to participate in the Company Benefit Plans shall (i) continue to participate in such plans (other than the Company’s Employee Stock Ownership Plan (the “ESOP”) (and equity-based plans) or (ii) participate in such benefit plans maintained by Parent or its Subsidiaries (“Parent Benefit Plans”) as are made available to similarly situated employees and are substantially consistent with the Company Benefit Plans for the calendar year in which the Closing takes place. Company Employees who participate in Parent Benefit Plans shall be given credit for service with the Company or any Company Subsidiary, for purposes of eligibility and vesting, to the extent such service was recognized for such purposes under the Company Benefit Plans in which such Company Employees participated.

(b) The Company shall take all actions necessary to ensure that the ESOP is terminated not later than the Effective Time. The Company shall provide Parent with such information as it reasonably requests to demonstrate that such actions have been taken.

(c) For at least 91 days after the Effective Time, the Surviving Corporation shall not, directly or indirectly, take any actions prohibited by, or fail to take actions required by, the WARN Act that would be reasonably likely to subject any persons who were Representatives of the Company or any Company Subsidiary prior to the Closing to any liability, penalties, awards or other adverse consequences pursuant to the WARN Act. This paragraph (c) is intended to be for the benefit of, and to grant third-party rights to, Representatives of the Company or any Company Subsidiary. Each of such Representatives shall be entitled to enforce the covenants contained in this paragraph (c).

Section 7.10 SEC Reports. From the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, the Company shall file on a timely basis all Company SEC Documents required to be filed by it with the SEC under the Exchange Act or the Securities Act, which Company SEC Documents shall comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable.

Section 7.11 Delisting. Each party hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the American Stock Exchange and (ii) terminate the registration of the Company Common Stock under the Exchange Act (if so requested by Parent); provided, that such delisting or termination shall not be effective until after the Effective Time.

Section 7.12 Resignations. Effective as of the Effective Time, the Company shall obtain the resignations of each director of the Company and, if so requested by Merger Sub, but subject to Parent’s or Merger Sub’s payment obligations under Section 7.08(c)(i), of any officer of the Company and any director or officer of any Company Subsidiary.

Section 7.13 Communications to Employees. Merger Sub and the Company will cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written or oral communications or disclosures to employees of the Company or any of the Company Subsidiaries with respect to the Merger or the other Transactions.

Section 7.14 Transfer Taxes; HSR Fees. (a) All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Transactions (“Transfer Taxes”) shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to Transfer Taxes.

(b) The filing fees for the pre-merger notifications under the HSR Act shall be borne one-half by Parent and one-half by the Company.

Section 7.15 Cooperation with Financing. In order to assist with obtaining any financing contemplated by Parent in connection with the consummation of the Transactions, the Company shall, and shall cause the Company Subsidiaries to, provide such assistance and cooperation as Parent and its affiliates may reasonably request, including making all reasonable efforts to provide access to the independent accountants of the Company and the Company Subsidiaries to prepare financial statements for the financing; provided, however, that (i) Parent shall be solely responsible for all costs and expenses incurred by the Company or the Company Subsidiaries in regard to such assistance, cooperation and efforts of the Company and the Company Subsidiaries and (ii) no director, officer or employee of the Company or of any Company Subsidiaries shall be required to execute any Contracts, applications, regulatory filings or other documents.

Section 7.16 Satisfaction of the Indenture Obligation. (a) The parties hereto acknowledge that the provisions of the Indenture described in Section 7.16 of the Company Schedule (the “Indenture Provisions”) would likely preclude consummation of the Merger on any date reasonably contemplated by the parties under this Agreement unless, among other things, (i) prior to such consummation, the Indenture Provisions are appropriately amended or waived or (ii) the Company’s 11% Senior Secured Notes (the “Senior Notes”) are redeemed in accordance with Article 3 of the Indenture (such actions, the “Indenture Obligation”). Not later than May 16, 2006, Parent and Merger Sub shall notify the Company in writing of the means by which Parent or Merger Sub have elected to satisfy the Indenture Obligation in accordance with this Section 7.16.

(b) If Parent and Merger Sub elect to satisfy the Indenture Obligation pursuant to this paragraph (b), then by not later than the Note Acquisition Deadline (but after Parent and Merger make their initial filings with the Gaming Authorities pursuant to Section 7.17(a)) Parent or Merger Sub shall (i) acquire not less than a majority in principal amount of the outstanding Senior Notes and (ii) grant the irrevocable consent of the holders of the Senior Notes (the “Noteholders”) that is required to amend or waive the Indenture Provisions to allow for consummation of the Merger and the other Transactions on the terms set forth in this Agreement (the “Noteholder Consent”) in their capacity as the Noteholders without conducting a solicitation of the noteholders (and with no obligation on the part of the Company or any Company Subsidiary to agree to amend or waive any provisions of the Indenture other than the Indenture Provisions). The Noteholder Consent shall be conditioned solely upon the consummation of the Merger and shall terminate immediately upon the termination of this Agreement. Parent’s and Merger Sub’s actions pursuant to this paragraph (b) shall be in accordance with applicable Law, the Indenture and all other provisions of this Agreement. Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub shall be solely responsible for all costs and expenses incurred in connection with satisfying the Indenture Obligation pursuant to this paragraph (b). For purposes of this Agreement, the “Note Acquisition Deadline” is the eleven-month anniversary of the date of this Agreement unless the Outside Date has been extended pursuant to Section 9.01(b)(i), in which case the “Note Acquisition Deadline” will be the earlier of (x) the 30th day prior to the Outside Date, as so extended, or (y) the 30th day prior to the Closing Date. If Parent and Merger Sub elect to satisfy the Indenture Obligation in accordance with this paragraph (b), then the Company shall proceed expeditiously with all other actions necessary or appropriate to effect an amendment or waiver of the Indenture to allow the Merger to be consummated on the terms set forth in this Agreement (which amendment or waiver shall be conditioned upon consummation of the Merger).

(c) If Parent and Merger Sub notify the Company of their election to satisfy the Indenture Obligation pursuant to this paragraph (c), then Parent or Merger Sub shall, on the Closing Date, deposit the funds necessary to redeem the Senior Notes (the “Note Funding”) with the Trustee pursuant to Section 3.05 of the Indenture in order to redeem the Senior Notes in accordance with Section 3.07(c) of the Indenture. If Parent and Merger Sub elect to satisfy the Indenture Obligation in accordance with this paragraph (c), then the Company shall proceed with all actions necessary or appropriate to redeem all of the Senior Notes pursuant to Article 3 of the Indenture as soon as practicable after the Closing, including taking all actions necessary or appropriate in order to obtain the release of any and all collateral securing the Company’s obligations under the Senior Notes.

Section 7.17 Regulatory and Other Approvals and Notifications. (a) Without limiting the generality of Section 7.07 and in furtherance of the purposes thereof, (i) as soon as practicable after the date of this Agreement, Parent and Merger Sub shall file or cause to be filed all applications, notices or similar documents with all Gaming Authorities that are necessary or appropriate to consummate the Transactions and (ii) Parent and Merger Sub shall promptly and appropriately respond, or shall cause a prompt and appropriate response to be made, to any and all inquiries or informational requests from Gaming Authorities in connection with their review or consideration of the Regulatory Filings of Parent, Merger Sub or any of Parent’s Applicants.

(b) Without limiting the generality of paragraph (a) of this Section 7.17, Parent and Merger Sub shall cause each of the Controlling Parties as well as Opco (and any other Parent’s Applicants) to (i) not later than 45 days following the date hereof, file with the applicable Gaming Authorities applications for such approvals under the Gaming Laws as are necessary to consummate the Merger and the other Transactions (the “Gaming Approvals”), (ii) not later than 90 days following the date hereof, prepare in draft form and provide to Nevada counsel for Parent and Merger Sub a response to the anticipated information request from the Gaming Authorities, (iii) on or around each of the six-month anniversary of the date hereof, the nine-month anniversary of the date hereof and, in the event the Outside Date is extended pursuant to Section 9.01(b)(i), the one-year anniversary of the date hereof, deliver to the Company a certificate (each, a “Progress Certificate”) executed by the Nevada law firm of Schreck Brignone, or other Nevada gaming counsel reasonably acceptable to the Company (taking into account, among other things, the extent of such other counsel’s involvement in, or knowledge of, the Gaming Approval process), stating that to the knowledge of such firm, Parent, Merger Sub, the Controlling Parties, Opco and all other Parents’ Applicants have taken the actions required to be taken to date under Sections 7.07 and 7.17 and that such firm has no knowledge of the existence of any fact or circumstance that would be reasonably likely to prevent the issuance of the Gaming Approvals by the Outside Date (as may be extended under Section 9.01(b)(i)) and (iv) withdraw the application to the Gaming Authorities of any of the Controlling Parties if it appears reasonably likely that the application of such Controlling Party will not be approved or will delay the issuance of the Gaming Approvals, and following such withdrawal, proceed with the applications of the remaining Controlling Parties, Opco and other Parent’s Applicants.

(c) Until the Closing Date, to the extent permitted by applicable Law, Parent and Merger Sub shall provide reasonably descriptive written notifications to the Company within five days after they become aware of any of the following events (with the names of Parent’s Applicants stated in such notifications to the extent the notifications pertain to them):

(i) Parent, Merger Sub or any of Parent’s Applicants makes any filing or submits any application, notice or similar document or request (or any amendment or supplement to any of the foregoing) necessary or appropriate for any Regulatory Action to be obtained, taken, made or given (any of the foregoing, a “Regulatory Filing”);

(ii) Parent, Merger Sub or any of Parent’s Applicants withdraws any Regulatory Filing;

(iii) Any Regulatory Action is obtained, taken, made or given;

(iv) Any Governmental Entity notifies Parent, Merger Sub or any of Parent’s Applicants that its Regulatory Filing has been placed on an agenda or scheduled for hearing or consideration (which notification from Parent or Merger Sub to the Company shall also specify the date of such hearing or consideration), delayed or removed from such agenda or schedule; or

(v) Any Governmental Entity issues a decision not to take, make or give any Regulatory Action or withdraws, revokes, cancels, nullifies or materially modifies any Regulatory Action that was previously taken, made or given.

(d) Parent and Merger Sub shall periodically, but in no event less frequently than monthly, report to the Company regarding the status of their and Parent’s Applicants’ Regulatory Filings and gaming licensing and report to the Company within three business days after Parent, Merger Sub or any of Parent’s Applicants’ has been directly or indirectly advised that any of the Gaming Authorities has a concern or issue with respect to any of such persons’ Regulatory Filings or licensing proceedings, which concern or issue has a reasonable likelihood of becoming an area of concern at the gaming licensing hearings or in the gaming licensing deliberations.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act. All filings to be made under the HSR Act with respect to the Merger and the other Transactions shall have been made and all applicable waiting periods (and extensions thereof) shall have expired or otherwise been terminated.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that before a party asserts a failure of this condition, such party shall have made all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that has been entered.

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date (unless a later date is provided for in paragraph (b) of this Section):

(a) Representations and Warranties. (i) The representations and warranties of the Company in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct without regard to such materiality or Company Material Adverse Effect qualification, except where such failure to be true and correct, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect, and those representations and warranties not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except that (A) the truth and correctness of representations and warranties that by their terms speak as of another specified date or dates will be determined as of such dates(s) and (B) the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 shall be true and correct as written in all respects as of the date of the Agreement and as of the Closing Date (excluding representations and warranties in Section 4.02(a) that are made as of a date or dates earlier than the date of this Agreement, which shall be true and correct in all respects as of such earlier date(s)).

(ii) Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer (collectively, the “Officers”) of the Company attesting to the matters set forth in clause (i) of this Section 8.02(a).

(b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (excluding cancellation of the Options, termination of the ESOP and satisfaction of the Company’s obligations under Section 7.16(c) in the event of Note Funding), and Parent shall have received a certificate signed on behalf of the Company by the Officers of the Company to such effect.

(ii) As of the Effective Time, all Options shall have been canceled and the ESOP shall have been terminated. As of the Effective Time, Parent shall have received a certificate signed on behalf of the Company by the Officers of the Company attesting to the matters set forth above in this clause (ii).

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or by any other person having a reasonable likelihood of success (i) challenging the acquisition by Surviving Corporation of any Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or any other Transaction or seeking to obtain from the Company or Surviving Corporation any damages that are material in relation to the Company, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and its Subsidiaries of any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent and its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, or Parent and its Subsidiaries, taken as a whole, as a result of the Merger or any other Transaction, (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or (iv) imposing material limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or has had a Company Material Adverse Effect.

(e) Consents, Approvals and Authorizations. All consents, approvals, orders or authorizations from, and all declarations, filings and registrations with, any Governmental Entity, including the Gaming Approvals, required to consummate the Merger and the other

Transactions shall have been obtained or made without the imposition of any material conditions, including any requirement with respect to the licensing of any person other than the Parent’s Applicants.

(g) Properties. In respect of the Company Properties, the Company shall obtain and provide to Parent the following matters:

(i) An estoppel certificate from each lessee under a Major Lease (as hereinafter defined) and, in addition, from tenants under leases representing (determined by reference to the amount of space leased by such tenants at the Company Owned Properties) seventy percent (70%) of the space leased to tenants at the Company Owned Properties, certifying (i) that the Lease in question constitutes the entire agreement between the parties thereto and is in full force and effect in accordance with its terms and has not been modified (except for the modifications set forth therein), (ii) the date(s) to which payments and other charges thereunder have been paid, (iii) whether any work required to be performed at the demised premises has been performed, (iv) whether any party to the Lease owes any monies to any other party under the Lease, (v) whether the tenant (in the case of any Lease where the Company is the lessor) has any purchase option or right of first refusal in respect of the property or the demised premises, and (vi) there is no default thereunder on the part of any party thereto. The form of such estoppel certificate has been submitted, and agreed to, by the Company. For purposes hereof, the term “Major Lease” shall mean the tenants leasing space operating under the following names: the MSNV / ABC Store, the SpringField Food Court and YBM Unlimited.

(ii) Satisfactions of any mortgage lien on or affecting (and terminations of any assignment of leases and rents relating to) any of the Company Owned Properties, and related UCC-3 statements.

(iii) Such owner’s policies of title insurance as shall be required by Parent, in an amount not less than the value of each of the Company Properties, insuring that the title to the Company Owned Properties is good and marketable, free and clear of all encumbrances subject only to the Permitted Liens and to other standard exceptions to an owner’s policy of title insurance. Each such title policy shall contain a non-imputation endorsement and such other endorsements as shall be requested by Parent (including zoning, contiguity, access, encroachment and comprehensive endorsements). At or prior to the Closing, the Company shall provide for the delivery of such executed and acknowledged affidavits and/or indemnification agreements, as the title company shall reasonably require. The Company shall be responsible for paying the full amount of the title policies (and any endorsements) delivered as required herein.

(iv) There shall be delivered to Parent (at the Company’s cost) a survey by a registered land surveyor of each parcel of the Company Properties, certified to Parent and Merger Sub, the title insurance company issuing the title insurance policies and to any other person or entity which Parent shall reasonably request, in a manner acceptable to Parent, which survey shall be dated, updated or recertified not more than 45 days prior to the Closing, and shall be in compliance with the minimum detail requirements and other standards reasonably specified by Parent.

(h) Foothill Credit Facility. The Foothill Credit Facility shall have been terminated and there shall be no further amount payable thereunder.

Section 8.03 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Merger Sub in this Agreement not qualified by materiality shall be true and correct in all material respects, as of the date of this Agreement, except that (A) the accuracy of representations and warranties that by their terms speak as of another specified date or dates will be determined as of such date(s) and (B) the representations and warranties set forth in Sections 5.02 and 5.04 shall be true and correct as written in all respects.

(ii) The representations and warranties of Parent and Merger Sub in this Agreement taken as a whole, other than those that by their terms speak as of a date or dates earlier than the Closing Date, shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, except (A) where the failure to be true and correct as of the Closing Date would not impair, in any material respect, the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or prevent or materially delay the consummation of any of the Transactions and (B) that the representations and warranties set forth in Sections 5.02, 5.04 and 5.05 shall be true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

(iii) The Company shall have received a certificate signed on behalf of Parent by the Officers of Parent attesting to the matters set forth in clauses (i) and (ii) of this Section 8.03(a).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date (including satisfaction of the Indenture Obligation), and the Company shall have received a certificate signed on behalf of Parent by the Officers of Parent to such effect.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent, Merger Sub or the Company if:

(i) the Closing does not take place on or before the later of (A) the date falling twelve (12) months following the date of this Agreement and (B) the date falling eight (8) months following the date of the Company Stockholder Vote (such later date being the “Outside Date”); provided that if as of the Outside Date, any hearing with respect to any necessary approval under applicable Gaming Laws has been scheduled for a date after the Outside Date, or any such hearing is then pending, the Company has received the Progress Certificates in accordance with Section 7.17(b)(iii), all conditions precedent to the Closing set forth in Article VIII have been satisfied or waived by the party or parties entitled to the benefits thereof, except for the condition regarding the Gaming Approvals specified in Section 8.02(f) and the conditions specified in Section 8.02(b)(ii), and Parent and Merger Sub are still awaiting and have a reasonable expectation of obtaining such Gaming Approvals, then Parent and Merger Sub by delivering an Extension Notice and a Financing Commitment to the Company and by promptly depositing, by wire transfer of immediately available funds, with the Escrow Agent the additional amount of Three Million Dollars ($3,000,000) to be included in the Deposit and the Escrow in accordance with the Deposit Escrow Agreement, or the Company by delivering an Extension Notice to Parent and Merger Sub, may extend the “Outside Date” by an additional three (3) months; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party whose breach of this Agreement has been a principal reason the Closing has not taken place by the Outside Date;

(ii) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvening thereof;

(c) by the Company if the Company has approved a Superior Proposal in accordance with Section 6.02(b), provided, the Company has complied with all provisions thereof; or

(d) by the Company if Parent or Merger Sub breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03 and (B) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach;

(e) by Parent or Merger Sub if:

(i) the Board of Directors has withdrawn, or modified or changed in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement or the Merger, or has approved a Takeover Proposal, or if the Company has entered into an agreement to effect a Takeover Proposal;

(ii) a tender or exchange offer relating to securities of the Company has been commenced and the Board of Directors does not recommend that the Company’s stockholders reject such tender or exchange offer within ten business days after the commencement thereof;

(iii) the Board of Directors has waived Sections 78.411-78.444 or 78.378-78.3793 of Nevada Law with respect to any Person other than Parent, Merger Sub or their affiliates or any group of which any them is a member;

(iv) the Company breaches Section 6.02(a); or

(v) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) and (B) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach.

Section 9.02 Effect of Termination. (a) In the event of termination of this Agreement by either the Company, Merger Sub or Parent pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company other than under the provisions of this Article IX, which provisions shall survive such termination; provided that no such termination results from a willful breach by a party of any of its representations, warranties or covenants in this Agreement.

(b) If Parent or Merger Sub terminates this Agreement pursuant to Section 9.01(e)(v), then in such case (and only in such case) the Company shall pay, or cause to be paid to Parent, at the time of termination a fee (the “Termination Fee”) equal to the amounts incurred on or after February 1, 2005 by Parent or Merger Sub as actual out-of-pocket expenses in connection with the negotiation, preparation, execution, delivery and attempted performance of this Agreement and the Transactions contemplated hereby, but subject to the maximum entitlement specified below in this paragraph (b); provided, however, that the Termination Fee shall not be payable to Parent if the breach of a representation or warranty of the Company hereunder that gave rise to Parent’s and Merger Sub’s right to terminate this Agreement pursuant to Section 9.01(e)(v) resulted from an event, fact or circumstance that occurred after the date of this Agreement and did not constitute a willful breach of this Agreement by the Company. The Termination Fee shall include all reasonable, documented out-of-pocket costs, fees and expenses incurred by Parent or Merger Sub on or after February 1, 2005 in connection with their due diligence review, negotiation and documentation of this Agreement and the Transactions, including reimbursement of all filing fees paid in connection with filings under the HSR Act or under Gaming Laws and all fees and expenses paid to Parent’s or Merger Sub’s lawyers, accountants and other professional or financial advisers; provided, however, that the Termination Fee shall not include expenses (i) relating to (A) the negotiation, preparation, execution, delivery and attempted performance of the Westerman Stock Purchase Agreement or (B) any investigation or inquiry by any Governmental Entity (other than Gaming Authorities) or (ii) incurred prior to the date of this Agreement in an aggregate amount exceeding One Million Dollars ($1,000,000). If Parent has become entitled to the Termination Fee pursuant to this paragraph (b), it shall be paid by wire transfer to an account designated in writing by Parent to the Company not later than three business days after the delivery by Parent to the Company of a written request for payment of the Termination Fee and reasonably detailed and accurate supporting documentation for such request, except to the extent, if any, that the Company disputes the requested amount. If the Company disputes the requested amount of the Termination Fee, it shall so advise Parent in writing and in reasonable detail within three business days after the Company’s receipt of the request and related supporting documentation. Any undisputed amount shall be timely paid by the Company to Parent and the balance of the amount requested by Parent shall be paid by the Company to the Escrow Agent to be held in escrow pending resolution of the dispute, and the parties shall make all good faith reasonable efforts to resolve such dispute as expeditiously as practicable. Under no circumstances shall the Termination Fee exceed Two Million Dollars ($2,000,000).

(c) (i) If this Agreement is terminated by the Company pursuant to Section 9.01(c) or by Parent or Merger Sub pursuant to clause (i), (ii), (iii) or (iv) of Section 9.01(e), then upon such termination the Company shall pay or cause to be paid to Parent a fee (the “Topping Fee”) equal to 3.75% of the Merger Consideration multiplied by the number of outstanding shares of Company Common Stock and the Deposit shall be returned to Parent as provided in Section 9.02(e)(i).

(ii) If (A) Parent or the Company terminates this Agreement (1) pursuant to Section 9.01(b)(i) and at the time of such termination the Company Stockholder Approval has not been obtained or (2) pursuant to Section 9.01(b)(iii) and (B) prior to the time of such termination, (1) there shall have been a public announcement of an offer or proposal for, or a public announcement of such intention with respect to, a transaction that would constitute a Takeover Proposal involving the Company (and such offer, proposal or announcement has not been withdrawn prior to such termination) and (2) within twelve months of termination of this Agreement, the Company or any Company Subsidiary enters into a definitive agreement with any third party making an offer or proposal with respect to the consummation of a Takeover Proposal or any Takeover Proposal with respect to the Company or any Company Subsidiary is consummated, then the Company shall pay or cause to be paid to Parent, not later than one Business Day after the earlier of the date such agreement is entered into or such Takeover Proposal is consummated, the Topping Fee.

(d) The Termination Fee shall not be payable more than once, nor shall it be payable under any circumstances other than those specified in Section 9.02(b). The Topping Fee shall not be payable more than once, nor shall it be payable under any circumstances other than those specified in Section 9.02(c). In the event of termination of this Agreement pursuant to Section 9.01(e)(iv), the Termination Fee shall not be payable. The aggregate of all payments by the Company under Section 9.02 shall not exceed 3.75% of the Merger Consideration multiplied by the number of outstanding shares of Company Common Stock.

(e) Deposit; Liquidated Damages.

(i) In the event that this Agreement is terminated (x) pursuant to Section 9.01(d) or (y) pursuant to Section 9.01(b)(i) as a result of the failure of Parent or Merger Sub to have obtained the proceeds of any financing required to consummate the Merger and the other Transactions or to have obtained the Gaming Approvals and at the time of such termination, (A) the other conditions set forth in Sections 8.01 and 8.02, including the Company Stockholder Approval but excluding the conditions in paragraph (b)(ii) of Section 8.02, have been satisfied or waived by the party or parties entitled to the benefits thereof and (B) Parent and Merger Sub do not have the right to terminate this Agreement pursuant to Section 9.01(e)(iv) or (v), then the Deposit Amount shall be paid to the Company by the Escrow Agent. In the event that this Agreement is terminated for any reason and the Deposit Amount, or any part thereof, is not payable to the Company pursuant to the immediately preceding sentence, then the Deposit Amount shall be returned to Parent.

(ii) The parties hereto agree that the provisions of paragraphs (c) and (d) of this Section 9.02 are an integral part of the Transactions, the damages resulting from a termination of this Agreement are uncertain and incapable of accurate calculation and the amounts payable pursuant to paragraphs (c) and (d) of this Section 9.02 are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to paragraphs (c) and (d) of this Section 9.02 constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy in the event of termination of this Agreement on any basis specified in paragraphs (c) and (d) of this Section 9.02 (it being agreed and understood that nothing in this Section 9.02 is intended to limit (A) the Company’s remedies in the event of a willful breach by Parent or Merger Sub or (B) Parent’s or Merger Sub’s remedies in the event of a willful breach by the Company).

Section 9.03 Amendment. This Agreement may be amended by the parties at any time, whether before or after the Company Stockholder Approval has been obtained; provided, that after the Company Stockholder Approval, no amendment that by Law requires further approval by stockholders of the Company shall be made without such further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent via a nationally recognized overnight courier service if overnight courier service is utilized or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice) set forth below:

(a) if to Parent, Merger Sub or the Surviving Corporation, to

Riv Acquisition Holdings Inc.

c/o Metroflag Management LLC

3753 Howard Hughes Parkway, Suite 101

Las Vegas, Nevada 89109

Attention: Scott Butera

Fax Number: (702) 938-9870

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: Andrew J. Perel, Esq.

Fax Number: (212) 504-6666

(b) if to the Company, to

Riviera Holdings Corporation

2901 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: William L. Westerman

Fax Number: (702) 794-9277

with a copy to:

Gordon & Silver, Ltd.

3960 Howard Hughes Parkway

Ninth Floor

Las Vegas, Nevada 89109

Attention: Richard L. Galin, Esq.

Fax Number: (702) 369-2666

Section 10.03 Definitions. For purposes of this Agreement, the term:

(a) “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Board Committee” means a committee of the Board of Directors.

(c) “business day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in New York, New York or Las Vegas, Nevada.

(d) “Colorado Gaming Authorities” means any or all of the Colorado Commission, the Colorado Division of Gaming, the Colorado Liquor Enforcement Division, the County of Gilpin and the Municipality of Black Hawk.

(e) “Company Material Adverse Effect” means any state of facts, change, development, effect, event, condition or occurrence that could reasonably be likely to be materially adverse to (i) the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Merger or the other Transactions to be performed or consummated by the Company, other than any state of facts, event, change, effect, development, condition or occurrence relating to the economy in general. Notwithstanding the preceding sentence, neither the Retirement Account Disbursement nor any other Severance Compensation obligations with respect to Covered Employees shall be considered (nor shall any of the excluded factors specified in the preceding clause (iii) of this paragraph (e) be considered) in determining whether there has been a Company Material Adverse Effect.

(f) “Confidentiality Agreements” means, collectively, the Confidentiality Agreements, dated as of June 3, 2005 between the Company and each of Starwood Capital Group Global, L.L.C., Flag Luxury Properties, LLC and Walton Street Capital.

(g) “Controlling Parties” means Neil Bluhm, Paul Kanavos, Barry Sternlicht, and Brett Torino.

(h) “Covered Employees” means employees who are covered by employment Contracts or salary continuation Contracts with the Company or any Company Subsidiary, the terms of which extend beyond the Effective Time.

(i) “Directors’ Option Plan” means the Company’s 2005 Non-Qualified Stock Option Plan for Non-Employee Directors.

(j) “Directors’ Options” means the Options to be granted in 2006 and 2007 under the terms of the Directors’ Option Plan, pursuant to which the Directors’ Option Shares would be issuable upon the exercise of such Options.

(k) “$” means U.S. dollars or other legal currency of the United States of America.

(l) “Escrow Fees” means the fees and any other amounts payable to the Escrow Agent under the Deposit Escrow Agreement.

(m) “Extension Notice” means a written notice requesting an extension of the Outside Date pursuant to Section 9.01(b)(i).

(n) “Financing Commitment” means written commitments from reputable financial institutions to provide all funds necessary to consummate all of the Transactions.

(o) “Gaming Authorities” means any or all of the Nevada Gaming Authorities, Colorado Gaming Authorities and any other licensing or regulatory authority or Governmental Entity whose consent, approval, license, waiver, order, decree, determination of suitability or other authorization is necessary or appropriate under the Gaming Laws for the consummation of the Merger and the other Transactions contemplated hereby.

(p) “Gaming Laws” means, with respect to any person, any federal, state or local statute, law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of such person and its subsidiaries, including the rules and regulations of the Nevada Gaming Authorities or the Colorado Gaming Authorities.

(q) “Indenture” means that certain Indenture, dated as of June 26, 2002, among the Company, the guarantors named therein and The Bank of New York, as trustee.

(r) “Knowledge of the Company” means the actual, current knowledge of William L. Westerman, Duane R. Krohn, Tullio J. Marchionne, Robert A. Vannucci, Ronald P. Johnson, John Franzoi (but only for the purpose of the representations and warranties set forth in Sections 4.13 and 4.15) and Robin Neale (but only for the purpose of the representations and warranties of the Company set forth in Section 4.16) as of the Company’s original execution of this Agreement (without regard to subsequent amendments).

(s) “Knowledge of the Controlling Parties” means the actual, current knowledge of the Controlling Parties.

(t) “Nevada Gaming Authorities” means any or all of the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas.

(u) “Opco” means a corporation or other legal entity to be formed by Parent or the Company following the Closing for the purpose of leasing the assets of the Company and operating the business of the Company.

(v) “Parent’s Applicants” means the persons who are required to make any filing or submit any application, notice, request, or similar document (or any amendment or supplement to any of the foregoing) that is necessary or appropriate for any Regulatory Action to be obtained, taken, made or given.

(w) “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

(x) “Regulatory Action” means any consent, approval or action of, or the making of any filing with, or the submission of any notice or request to, any Gaming Authorities, Governmental Entity or any other person required for Parent and Merger Sub to consummate the Merger and the other Transactions.

(y) “Representatives” of a person means such person’s officers, directors, managers (if such person is a limited liability company) investment bankers, attorneys, auditors or other advisors or representatives.

(z) “Retirement Account Disbursement” means the disbursement by the Company to its chief executive officer of the funds in the retirement account that the Company maintains for him.

(aa) “Severance Compensation” means any severance pay or similar compensation to which any Covered Employees become entitled under their respective employment or salary continuation Contracts due to termination of their employment at or after the Effective Time (other than termination by Surviving Corporation or by a Subsidiary of Surviving Corporation for cause, as prescribed by the terms of the applicable Contract)

(bb) “Subsidiary” of a person or entity means any corporation or other legal entity of which such person or entity (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of a partnership, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or owns a majority of the equity interests, or (iv) otherwise has the ability to elect a majority of the directors, trustees, managing members or other members of the governing body thereof.

(cc) “2005 Option Plans” means collectively the Directors’ Option Plan and the Company’s 2005 Incentive Stock Option Plan.

Section 10.04 Interpretation. Whenever a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this

Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented (other than the Filed Company SEC Documents). References to a person are also to references to such person’s permitted successors and assigns.

Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.07 Entire Agreement; Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Schedule, (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Transactions and (ii) except for the provisions of Section 7.08 are not intended to confer on any person other than the parties hereto any rights or remedies.

Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflicts of law principles. All suits, claims, actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery sitting in the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any suit, claim, action or proceeding arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such suit, claim, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that such suit, claim, action or proceeding is brought in an inconvenient forum, that the venue of such suit, claim, action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences of this Section, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 10.10 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event of any action, suit or proceeding to enforce or resolve disputes under this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than any federal court located in the State of Delaware or any Delaware state court.

Section 10.11 Consents. If the consent of a party is required under this Agreement, such consent shall be deemed given if such party has not responded in writing to the contrary within ten business days of such party’s receipt of a written request for such consent.

Section 10.12 WAIVER OF JURY TRIAL. WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING THAT MAY BE BROUGHT AGAINST ANY OF THE PARTIES HERETO, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES AND RELEASES TO THE OTHERS ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement as of the date first written above.

RIV ACQUISITION HOLDINGS INC., a Delaware corporation		RIVIERA HOLDINGS CORPORATION, a Nevada corporation

By:	/s/ Scott Butera	By:	/s/ William L. Westerman
Name:	Scott Butera	Name:	William L. Westerman
Title:	President	Title:	Chairman, President & CEO

RIV ACQUISITION INC., a Nevada corporation

By:	/s/ Scott Butera
Name:	Scott Butera
Title:	President

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of April 5, 2006, is entered into by Riv Acquisition Holdings Inc., a Delaware corporation (“Parent”); Riviera Holdings Corporation, a Nevada corporation (the “Company”); and Wilmington Trust Company, a Delaware banking corporation, as escrow agent, with its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890 (the “Escrow Agent”).

RECITALS

A. Parent; Riv Acquisition Inc., a Nevada corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent; and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), a copy of which has been provided to the Escrow Agent, pursuant to which Merger Sub will merge with and into the Company.

B. Under the Merger Agreement, Parent and the Company have agreed to establish an escrow account for their protection, pursuant to which, upon the Closing (as defined in Section 1.02 of the Merger Agreement) or in the event of an earlier termination of the Merger Agreement and pursuant to the terms and conditions thereof, the Escrow Agent will make certain distributions under the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, Parent, the Company and the Escrow Agent agree as follows:

1. Defined Terms and Section References. Capitalized terms used herein without definition shall have the meanings given to them in the Merger Agreement. References herein to Sections shall mean Sections of this Agreement, unless stated otherwise.

2. Appointment of Escrow Agent. Parent and the Company appoint the Escrow Agent to act as escrow agent hereunder, and the Escrow Agent agrees to act as such, pursuant to the terms set forth herein.

3. Appointment of Representatives. The Chief Executive Officer and Chief Financial Officer of the Company are each irrevocably appointed as agent and attorney-in-fact (each, a “Company Agent”) of the Company for all actions or decisions hereunder with respect to the Company and any action taken by a Company Agent shall be binding and conclusive on the Company, and may be relied upon by the other parties hereto. A Company Agent shall not be liable for any action taken or omitted by him, or any action permitted by him to be taken or omitted, in good faith, and in the exercise of his own business judgment. The President of Parent is hereby irrevocably appointed as agent and attorney-in-fact (the “Parent Agent”) of Parent for all actions or decisions hereunder, and any action taken by a Parent Agent shall be binding and conclusive on Parent and may be relied upon by the other parties hereto. A Parent Agent shall not be liable for any action taken or omitted by him, or any action permitted by him to be taken or omitted, in good faith, and in the exercise of his own business judgment.

4. Commencement of Duties. Parent, on the date hereof, in accordance with Section 3.01 of the Merger Agreement and simultaneously with the execution and delivery of this Agreement, shall deposit by wire transfer with the Escrow Agent the sum of Fifteen Million Dollars ($15,000,000) (such amount, as may be increased pursuant to Section 9.01(b)(i) of the Merger Agreement, being the “Deposit”). Upon the Escrow Agent’s initial receipt of funds pursuant to this Section, the duties and obligations of each of the parties to this Agreement will commence.

5. Deposit. Upon receipt of the Deposit (including any additions to the Deposit pursuant to Section 9.01(b)(i) of the Merger Agreement) the Escrow Agent shall send a notice to each Company Agent and each Parent Agent acknowledging receipt of the Deposit and shall hold the Deposit in escrow pursuant to the terms of this Agreement. Until the Deposit is distributed by the Escrow Agent as provided herein, the Deposit shall be held in a non-interest-bearing trust account or invested and reinvested by the Escrow Agent in accordance with written instructions signed by a Company Agent and a Parent Agent, subject to the following limitations:

(a) the funds received by the Escrow Agent in connection with the Deposit shall be invested and reinvested solely:

(i) at the risk of Parent and the Company;

(ii) in the name of the Escrow Agent or its nominee and in such amounts as a Parent Agent shall designate;

(iii) in a manner which would not result in any portion of the Deposit not being available for immediate release to the Company or Parent at the Closing or earlier pursuant to Section 9.02(e) of the Merger Agreement; and

(iv) in one or more of the following:

(A) direct obligations of the United States or any agency thereof;

(B) certificates of deposit issued by Bank of America, N.A. or Citibank, N.A.;

(C) commercial paper given the highest rating by a nationally recognized credit rating agency; or

(D) the Wilmington U.S. Government Money Market Fund from the family of Wilmington Money Market Funds.

(b) If no written instructions directing the investment or reinvestment of any portion of the Deposit are provided to the Escrow Agent, the Escrow Agent shall invest such funds as specified in Section 5(a)(iv)(D) until the Escrow Agent receives other instructions pursuant to this Section 5.

(c) For investments made in accordance with Section 5(a)(iv), the Escrow Agent may purchase or sell to itself or any affiliate, as principal or agent, investments authorized by this Section 5. Such investment, if registerable, shall be registered in the name of the Escrow Agent for the benefit of Parent and the Company and held by the Escrow Agent. The Escrow Agent may act as purchaser or agent in the making or disposing of any investments. The Escrow Agent shall not be liable for any diminution in value of any authorized investments hereunder. In addition, the Escrow Agent shall not be responsible for assuring that the Deposit is sufficient for the disbursements contemplated hereunder this Agreement.

(d) Such investments shall be made as soon as possible following the availability of such funds to the Escrow Agent for investment, taking into consideration the regulations and requirements (including cut-off times) of the applicable Federal Reserve Bank wire system, the investment provider and the Escrow Agent and compliance with standard operating procedures of such parties.

(e) Investment decisions may be changed through written instructions signed by a Parent Agent and a Company Agent and delivered to the Escrow Agent. Such change in the designation will become effective upon receipt by the Escrow Agent.

(f) The Escrow Agent is entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss, costs or penalties resulting from any such sale or redemption.

(g) Income, if any, resulting from the investment of the Deposit shall be retained by the Escrow Agent and shall be considered, for all purposes of this Agreement, to be part of the Deposit.

6. Distribution of the Deposit. The Deposit shall be distributed by the Escrow Agent in accordance with the following:

(a) Subject to Section 6(d), the Escrow Agent shall distribute the Deposit to the Company following the Escrow Agent’s receipt of a written notice from a Company Agent (the “Company Claim Notice”), which Company Claim Notice shall also be given to Parent not later than the day it was given to the Escrow Agent, stating that (each of the following being referred to as a (“Company Claim”)):

(i) the Merger Agreement has been terminated pursuant to Section 9.01(d) thereof; or

(ii) the Merger Agreement has been terminated pursuant to Section 9.01(b)(i) thereof as a result of the failure of Parent or Merger Sub to have obtained the proceeds of any financing required to consummate the Merger and the other Transactions or to have obtained the Gaming Approvals and at the time of such termination (A) the other conditions set forth in Sections 8.01 and 8.02 of the Merger

Agreement, including the Company Stockholder Approval but excluding the conditions in paragraph (b)(ii) of Section 8.02 of the Merger Agreement, have been satisfied or waived by the party or parties entitled to the benefits thereof and (B) Parent and Merger Sub do not have the right terminate the Merger Agreement pursuant to Section 9.01(e)(iv) or (v) thereof.

(b) Subject to Section 6(d), the Deposit shall be distributed to Parent upon the Escrow Agent’s receipt of a written notice from a Parent Agent (a “Parent Claim Notice”), which Parent Claim Notice shall also be given to the Company not later than the day it was given to the Escrow Agent, stating that (each of the following being referred to as a “Parent Claim”):

(i) the Merger Agreement has been terminated for any reason other than those listed in Section 6(a); or

(ii) the Closing has occurred.

(c) The Escrow Agent shall, unless it receives within five business days following the date of its receipt of a Company Claim Notice (the “Company Claim Notice Period”) a written notice from Parent objecting to the Company Claim and signed by a Parent Agent (a “Parent Objection Notice”), distribute the Deposit to the Company pursuant to Section 6(a). The Escrow Agent shall, unless it receives within five business days following the date of its receipt of a Parent Claim Notice (the “Parent Claim Notice Period”) a written notice from the Company objecting to the Parent Claim and signed by a Company Agent (a “Company Objection Notice”), distribute the Deposit to Parent pursuant to Section 6(b). In the event of a Parent Objection Notice or a Company Objection Notice (either, an “Objection Notice”), Parent and the Company shall use commercially reasonable efforts to resolve promptly any disputed claims.

(d) If the Escrow Agent receives an Objection Notice within the applicable Company Claim Notice Period or Parent Claim Notice Period (as the case may be), the Escrow Agent shall hold the Deposit and not distribute it until (i) a Parent Agent and a Company Agent have agreed in writing on the terms of the Company Claim Notice or the Parent Claim Notice, as the case may be, and have forwarded joint written instructions to the Escrow Agent authorizing the release and distribution of the Deposit or (ii) the Escrow Agent’s receipt of a final, non-appealable order of a court of competent jurisdiction deciding the underlying dispute and directing the disposition of the disputed Deposit together with a certification from the prevailing party, certifying that the order is a final and non-appealable order of a court of competent jurisdiction. In the event a Parent Agent and a Company Agent are unable to resolve any such dispute, Parent and the Company shall have such remedies as may be available to them at law or in equity.

(e) Upon the Escrow Agent’s distribution of the Deposit in accordance with this Agreement, this Agreement shall terminate.

(f) Notwithstanding the foregoing provisions of this Section 6, the Escrow Agent shall deliver or distribute all or any portion of the Deposit in accordance with (i)

any written notice jointly executed and delivered by a Parent Agent and a Company Agent or (ii) the final, non-appealable order of any court of competent jurisdiction; provided, however, the Escrow Agent receives a copy of such order along with a certification from the prevailing party, certifying that the order is a final and non-appealable order of a court of competent jurisdiction .

7. Tax Matters. Parent and the Company shall each provide a completed Internal Revenue Service Form W-9 to the Escrow Agent upon the signing of this Agreement. The Escrow Agent may delay accepting the Deposit until such forms have been provided. All income earned on the Deposit shall be reported as taxable income of the party to whom the Deposit may ultimately be paid in accordance with this Agreement and the Merger Agreement and the Escrow Agent shall not be responsible for any tax reporting that may be required in connection with any investment income earned by the Parent pursuant to this Escrow Agreement. Parent and the Company, severally and not jointly, covenant and agree to indemnify and hold the Escrow Agent harmless against any and all liability for tax withholding or reporting for any payments made by the Escrow Agent to any such party pursuant to this Agreement.

8. Duties of the Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement, and no implied duties or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall have no duty to enforce any obligation of any person, other than as provided herein. The Escrow Agent shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. The Escrow Agent is not a party to, and is not bound by, any agreement, including, but not limited to the Merger Agreement, or other document out of which this Agreement may arise. This Agreement shall not be deemed to create a fiduciary relationship between the parties hereto under state or federal law.

9. Liability of the Escrow Agent; Withdrawal.

(a) The Escrow Agent shall not be liable for any action taken or omitted by it, or any action permitted by it to be taken or omitted, in good faith, and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting on any order, notice, demand, certificate, opinion or advice of counsel, statement, instrument, report or other document which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person(s). The Escrow Agent shall not be liable for any error in judgment made in good faith by an officer of the Escrow Agent unless it is proved that the Escrow Agent was grossly negligent, engaged in willful misconduct, acted in bad faith or acted illegally. The Escrow Agent shall not be bound by any notice of demand or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a writing delivered to the Escrow Agent and signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its written consent thereto.

(b) The Escrow Agent may conclusively rely on, and shall be protected, indemnified and held harmless by Parent and the Company jointly and severally for, the sufficiency or accuracy of the form of and information contained in, and the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, and of the signatures or endorsements thereon, and for any description therein. The Escrow Agent shall not be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering, or purporting to execute or deliver, any document, property or this Agreement.

(c) If the Escrow Agent becomes involved in any arbitration or litigation relating to the Deposit, the Escrow Agent is authorized to comply with any decision reached through such arbitration or litigation.

(d) The Escrow Agent shall have the right to resign upon 30 days written notice to the Company and the Parent. In the event of such resignation, Company and Parent shall appoint a successor escrow agent hereunder by delivering to the Escrow Agent a written notice of such appointment. Upon receipt of such notice, the Escrow Agent shall deliver to the designated successor escrow agent all money and other property held hereunder and shall thereupon be released and discharged from any and all further responsibilities whatsoever under this Agreement; provided, however, the Escrow Agent shall refund a prorated portion of its annual administration fee for the period subsequent to its resignation. If at the time that is 30 days after the date of the Escrow Agent’s resignation notice, the Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent’s sole responsibility after that time shall be to retain and safeguard the Deposit until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto. In the alternative, the Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent or deliver the Deposit to a court of competent jurisdiction and thereupon have no further responsibilities or duties in connection therewith.

(e) The parties hereto agree that should any dispute arise with respect to the payment, ownership or right of possession of the Deposit, or if the Escrow Agent shall be unsure as to its rights or duties hereunder, the Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its bad faith, willful misconduct or gross negligence, all or any part of the Deposit until such dispute or uncertainty shall have been settled either by (i) mutual agreement by the parties concerned, and a notice executed by the parties to the dispute or their authorized representatives shall have been delivered to the Escrow Agent setting forth the resolution of the dispute, or (ii) the Escrow Agent’s receipt of a final, non-appealable order of a court of competent jurisdiction deciding the underlying dispute or resolving the uncertainty together with a certification from one of the parties hereto, certifying that the order is a final and non-appealable order of a court of competent jurisdiction. The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings. In the alternative, the Escrow Agent may deliver the Deposit to a court of competent jurisdiction and thereupon have no further responsibilities or duties in connection therewith.

(f) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such counsel.

(g) Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

10. Fees of the Escrow Agent. The Escrow Agent shall be paid its fees, costs and expenses (including the reasonable costs and expenses of Escrow Agent’s counsel), as set forth on Schedule 1 hereto, out of the income resulting from the investment of the Deposit. If and to the extent that such income is insufficient for that purpose, the Company and Parent, jointly and severally, agree to compensate the Escrow Agent for such fees, costs and expenses (“Excess Payments”); provided, however, that as between the Company and Parent, the Excess Payments are to be split equally with a right of contribution for the party that pays more than 50% of the Excess Payments against the party that pays less than 50% of the Excess Payments. The Escrow Agent shall have a lien upon the Deposit for any fees, costs and expenses that may arise hereunder and are not timely paid and may deduct that portion of the Deposit equal to such unpaid amounts. The terms and obligations of this Section 10 shall survive the termination of this Agreement, the payment of all amounts hereunder and the resignation or removal of the Escrow Agent.

11. Indemnification. Parent on one hand, and the Company on the other hand, shall jointly and severally (except as otherwise provided in Section 7), indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or reasonable expense incurred without gross negligence, willful misconduct, bad faith or illegal acts on the part of the Escrow Agent, including legal or other fees arising out of or in connection with its entry into this Agreement and the carrying out of its duties hereunder and the costs and expenses of defending itself against any claim of liability in any legal action including any action for interpleader. The Escrow Agent is under no obligation to institute or defend any action, suit or legal proceeding in connection herewith, unless first indemnified and held harmless to its satisfaction in accordance with the foregoing, except that the Escrow Agent shall not be indemnified against any loss, liability or expense arising out of its gross negligence, willful misconduct, bad faith or illegal acts. The Escrow Agent shall be reimbursed jointly and severally (except as otherwise provided in Section 7) by the Parent and the Company for any reasonable expenses or disbursements incurred in connection with the performance of the Escrow Agent’s obligations hereunder including the reasonable cost of legal services if the Escrow Agent deems it necessary to retain an attorney. The Escrow Agent shall have a lien upon the Deposit for any amounts owed to it that may arise hereunder this Section 11 and are not timely paid and may deduct that portion of the Deposit equal to such unpaid amounts. The terms and obligations of this Section 11 shall survive the termination of this Agreement, the payment of all amounts hereunder and the resignation or removal of the Escrow Agent.

12. Inspection. All funds or other property held as part of the escrow shall at all times be clearly identified as being held by the Escrow Agent pursuant to this Agreement. Any party hereto may at any time during the Escrow Agent’s business hours (with reasonable prior written notice) inspect any records or reports relating to the Deposit.

13. Controlling Document. To the extent that any provisions of the Merger Agreement are inconsistent with the provisions of this Agreement, the Merger Agreement shall supersede this Agreement and be the controlling document; provided, however, that this Agreement shall control for the purposes of the Escrow Agent’s rights, duties, obligations and liabilities.

14. Notices. All notices, requests, claims, demands, objections and other communications under this Agreement must be in writing and shall be deemed given (i) upon personal delivery, (ii) one business day after being sent for overnight delivery via a nationally recognized overnight courier service or (iii) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a party as shall be specified by such party by like notice) set forth below:

(a)	If to the Company or a Company Agent:

Riviera Holdings Corporation

2901 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Attention: William L. Westerman and Duane R. Krohn

Fax Number: (702) 794-9277

with a copy to:

Gordon & Silver, Ltd.

3960 Howard Hughes Parkway

Ninth Floor

Las Vegas, Nevada 89109

Attention: Richard L. Galin, Esq.

Fax Number: (702) 369-2666

(b)	If to Parent or a Parent Agent:

Riv Acquisition Holdings Inc.

c/o Metroflag Management LLC

3753 Howard Hughes Parkway, Suite 101

Las Vegas, Nevada 89109

Attention: Scott Butera

Fax Number: (702) 938-9870

with a copy to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: Andrew J. Perel, Esq.

Fax Number: (212) 504-6666

(c)	If to the Escrow Agent:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust/Custody

Fax Number: (302) 636-6449

15. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. All suits, claims, actions or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery in the State of Delaware (the “Delaware Court”). Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Court for the purpose of any suit, claim, action or proceeding arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such suit, claim, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Delaware Court, that its property is exempt or immune from attachment or execution, that such suit, claim, action or proceeding is brought in an inconvenient forum, that the venue of such suit, claim, action or proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the Delaware Court.

16. Binding Effect. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors, assigns and representatives. Each party hereto represents and warrants that (i) this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (ii) the execution, delivery and performance of this Agreement by such party does not and will not violate any applicable law or regulation.

17. Modification. This Agreement shall not be amended except by a written instrument making specific reference to this Agreement signed by a Parent Agent, a Company Agent and the Escrow Agent.

18. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

19. Headings. The subject headings or captions of Sections or paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning, construction or interpretation of any provisions contained herein. All capitalized terms defined herein are equally applicable to both singular and plural forms of such terms.

20. No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

21. Severability and Further Assurances. If any provision of this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue. With respect to the subject matter hereof, this Agreement constitutes the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith, except, with respect to the Company and the Parent, the Merger Agreement. No failure or delay of the Escrow Agent in exercising any right, power or remedy shall be deemed a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other exercise of any right, power or remedy. Each party hereto shall, at the request of any other party hereto, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

22. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise. Any assignment in violation of the preceding sentence shall be null and void.

[The remainder of this page is intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first written above.

PARENT:

RIV ACQUISITION HOLDINGS INC., a Delaware corporation

By:	/s/ Scott Butera
Name:	Scott Butera
Title:	President

COMPANY:

RIVIERA HOLDINGS CORPORATION, a Nevada corporation

By:	/s/ William L. Westerman
Name:	William L. Westerman
Title:	Chairman, President & CEO

ESCROW AGENT:

WILMINGTON TRUST COMPANY,
As Escrow Agent

By:	/s/ Christopher Monigle
Name:	Christopher Monigle
Title:	Assistant Vice President

Schedule 1

ESCROW AGENT FEES

The compensation due and owing to Wilmington Trust Company for services rendered as the Agent shall be as follows:

i.	Annual Administration Fee:	$7,500.00

ii.	Transaction Fees: (ONLY IF INCURRED)
	Purchase, sale, withdrawal, maturities, calls and puts of domestic securities:	$15.00
	Physical delivery of domestic securities:	$50.00
	Purchase of Eurodollar certificate of deposit:	$65.00
	Principal amortizing securities (per pool/per month):	$10.00
	Wire charge (per transfer):

	Outgoing*	$25.00

	Incoming*	$10.00

The Agent requires the first year’s Annual Administration Fee to be paid on the date hereof by wire transfer per the following wire transfer instructions:

Wilmington Trust Company

Wilmington, Delaware

ABA No. 031100092

For credit to the account of

Corporate Trust Administration

Account No. 076342-000

Attn: Margaret Pulgini

Reference: Riv Acquisition Holdings Inc. and Riviera Holdings Corporation

Outside counsel’s fees and expenses for representing the Agent in connection with the negotiation and execution of the Escrow Agreement, which shall not exceed $1,500, are not included in the above and are due and payable within thirty (30) days of receipt of an invoice from outside counsel. All such fees of outside counsel are nonrefundable and will not be pro rated in the event of an early termination of the above arrangements.

*	Transfers made by associate banks may result in additional wire charges.